Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ALIGN TECHNOLOGY, INC.,

BLISS ACQUISITION CORPORATION,

CADENT HOLDINGS, INC.,

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS SECURITYHOLDER REPRESENTATIVE, AND

U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT

Dated as of March 29, 2011

INDEX OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A-1	Form of Stockholder Written Consent
Exhibit A-2	Form of Joinder Agreement
Exhibit A-3	Form of Stockholder Waiver
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of 280G Waiver
Exhibit D	Director and Officer Resignation and Release Letter
Exhibit E	Form of Statement of Expenses
Exhibit F	Form of Charter Amendment
Exhibit G	Form of Warrant Termination Agreement

Schedules
Schedule 1.1(t)	Certain Payment Obligations
Schedule 1.1(ooo)	Key Employees
Schedule 1.1(pppp)	Standard Form Contracts
Schedule 6.8(a)	Former Company Employees to Execute PIA
Schedule 6.14(a)	Form of Spreadsheet
Schedule 7.2(g)(i)	Required Consents
Schedule 7.2(g)(ii)	Cancellation Notices
Schedule 7.2(p)	Liens to be Released

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of March 29, 2011 by and among Align Technology, Inc., a Delaware corporation (“Parent”), Bliss Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Cadent Holdings, Inc., a Delaware corporation (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Securityholder Representative hereunder (the “Securityholder Representative”) and U.S. Bank National Association, as Escrow Agent (the “Escrow Agent”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I hereof.

RECITALS

A. Parent and the boards of directors of each of Merger Sub and the Company have determined it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all issued and outstanding Company Capital Stock will be converted into the right to receive the Adjusted Merger Consideration set forth herein, and (ii) all issued and outstanding Company Options and Company Warrants to purchase Company Capital Stock not otherwise exercised prior to the Merger will be cancelled by Parent in accordance with the terms hereof.

C. Immediately following the execution and delivery of this Agreement by the parties hereto, (x) the holders of a type and number of shares of capital stock of the Company sufficient to adopt and approve this Agreement and approve the Merger and the Charter Amendment as required under applicable law, the Company’s certificate of incorporation and bylaws, and any applicable agreements between the Company, on the one hand, and any holders of its capital stock, on the other hand, and (y) with respect to the approval of the Charter Amendment only, the holders of a majority of the Company Existing Preferred Stock voting as a separate class on an as-converted to Company Common Stock basis (the “Required Stockholder Approval”) are executing and delivering written consents, in the form attached hereto as Exhibit A-1 (each, a “Stockholder Written Consent” and collectively, the “Stockholder Written Consents”), and each such holder of the Company’s capital stock shall have also executed and delivered to Parent a joinder agreement in substantially the form attached hereto as Exhibit A-2 (each, a “Joinder Agreement” and collectively, the “Joinder Agreements”) and a waiver of appraisal rights in substantially the form attached hereto as Exhibit A-3 (each, a “Stockholder Waiver” and collectively, the “Stockholder Waivers”).

D. Concurrently with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Sub to enter into this Agreement, the Key Employees are entering into or executing with Parent, as applicable (i) an employment agreement (collectively, the “Key Employee Agreements”) and (ii) an employee proprietary information agreement (collectively, the “Key Employee Proprietary Information Agreements”), each to be effective as of the Effective Time.

F. Each of the Company, Parent and Merger Sub desires to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Adjusted Merger Consideration” shall mean (i) One Hundred Ninety Million Dollars ($190,000,000), (ii) (x) minus the absolute value of the amount, if any, by which Net Debt is less than zero or (y) plus the amount, if any, by which Net Debt is greater than zero (such amount, if any, the “Positive Net Debt Adjustment Amount”), minus (iii) an amount equal to Estimated Third Party Expenses, and minus (iv) the Prepaid Amounts.

(b) “Affiliate” shall mean with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(c) “Base Escrow Amount” shall mean an amount of cash equal to twenty-two million two hundred thirty thousand dollars ($22,230,000).

(d) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(e) “CFRA” shall mean the California Family Rights Act of 1993, as amended.

(f) “Charter Amendment” shall mean an amendment to the Company’s certificate of incorporation in the form attached hereto as Exhibit F.

(g) “Claim” shall mean any suit, action, claim, arbitration, proceeding or investigation by any Governmental Entity or any other Person.

(h) “Class A Common Stock Plans” shall mean (i) the Company’s Class A Common Stock Equity Plan for Israeli Participants, as amended, and (ii) the Company’s Class A Common Stock Equity Plan for U.S. Participants, as amended.

(i) “Class A Taxes” shall mean any Taxes that may be imposed on Parent, the Company or any of their Subsidiaries relating to, attributable to or in connection with the issuance of Company Class A Common Stock to the Israeli Holders of Company Class A Common Stock or the sale by such Israeli Holders of Company Class A Common Stock to Parent pursuant to the transactions contemplated by this Agreement.

(j) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(k) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(l) “Commercial Software Contract” shall mean a Contract for any third party software (and related support) that is generally commercially available at a cost that does not exceed the lesser of (1) $5,000 per user/copy and (2) $25,000 per year.

(m) “Company Business” shall mean the design, development, manufacture, testing, use, clinical evaluation, marketing, import, distribution, sale/license, provision, exploitation and/or support of the Company Products.

(n) “Company Business Intellectual Property” shall mean any and all Intellectual Property used in or necessary to conduct the business of Company or its Subsidiaries, in the manner currently conducted, including, without limitation, the design, development, manufacture, testing, use, clinical evaluation, marketing, distribution import, sale licensing, provision, support and/or other exploitation of Company Products.

(o) “Company Capital Stock” shall mean the Company Common Stock, the Company Class A Common Stock, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock, the Company Series E Preferred Stock, the Company Series F Preferred Stock, the Company Series G Preferred Stock and any other shares of capital stock of the Company.

(p) “Company Class A Common Stock” shall mean shares of Class A Common Stock, par value $0.0001 per share, of the Company.

(q) “Company Common Stock” shall mean shares of Common Stock, par value $0.0001 per share, of the Company.

(r) “Company Database” shall mean any electronic or other database containing (in whole or in part) Personal Data, which database is owned, controlled, held, managed or maintained by or for any of the Company or its Subsidiaries.

(s) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

(t) “Company Existing Preferred Stock” shall mean shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, Company Series E Preferred Stock and Company Series F Preferred Stock.

(u) “Company Indebtedness” shall mean, as of any specified date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are of the Company or any of its Subsidiaries or guaranteed by the Company or any of its Subsidiaries, including through the grant of a security interest upon any assets of such Person: (i) all outstanding indebtedness for borrowed money owed to third parties, (ii) accrued interest payable with respect to indebtedness referred to in clause (i), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”), (iv) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures, (v) all obligations arising out of any financial hedging, swap or similar arrangements, (vi) all obligations as lessee that would be required to be capitalized in accordance with GAAP, (vii) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date and (ix) and the obligations set forth on Schedule 1.1(u). For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

(v) “Company Inventory” shall mean all of the Company’s and its Subsidiaries raw materials, work-in-process, finished goods and merchandise, spare parts, packaging and other supplies related thereto.

(w) “Company Material Adverse Effect” shall mean any change, fact, circumstance, condition, event or effect that is, or would reasonably be expected to be, materially adverse to the business, operations, assets (whether tangible or intangible), condition (financial or otherwise), or capitalization of the Company taken as a whole with its Subsidiaries; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any change or effect resulting from changes affecting any of the industries in which the Company or its Subsidiaries operates generally, or the United States or worldwide economy generally, financial markets or political conditions (but only to the extent such changes and effects do not have an adverse effect on the Company and its Subsidiaries, taken as a whole, that is disproportionate as compared to other businesses in similar industries or markets); (ii) any change or effect resulting from changes in GAAP or the interpretation thereof; (iii) changes in Law applicable to the Company or any of its Subsidiaries; or (iv) any loss of customers or employees directly resulting from the public announcement of this Agreement or the Merger.

(x) “Company Option” shall mean any issued and outstanding option (including commitments to grant options, but excluding Company Warrants and Company Preferred Stock) to purchase or otherwise acquire shares of Company Capital Stock (whether or not vested).

(y) “Company-Owned Intellectual Property” shall mean any Intellectual Property (including Registered Intellectual Property) in which the Company or any of its Subsidiaries has (or purports to have) an ownership interest or an exclusive license or similar right.

(z) “Company Preferred Stock” shall mean shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series F Preferred Stock and Company Series G Preferred Stock.

(aa) “Company Products” shall mean all products or service offerings of the Company and/or its Subsidiaries that have been, and/or currently are, marketed, sold, provided or distributed by the Company or its Subsidiaries (“Current Products”), and all products or service offerings currently expected to be marketed, sold, provided or distributed within twelve (12) months of the Closing Date as described on the 2011 Product Development Plan made available to Parent, including (i) second generation iTero and iOC scanners, and (ii) the Straumann implant interface, but excluding (iii) the chairside milling system.

(bb) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(cc) “Company Securityholder” shall mean any Company Stockholder, any holder of Company Options and any holder of Company Warrants immediately prior to the Effective Time.

(dd) “Company Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company.

(ee) “Company Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock, par value $0.0001 per share, of the Company.

(ff) “Company Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock, par value $0.0001 per share, of the Company.

(gg) “Company Series D Preferred Stock” shall mean the Series D Convertible Preferred Stock, par value $0.0001 per share, of the Company.

(hh) “Company Series E Preferred Stock” shall mean the Series E Convertible Preferred Stock, par value $0.0001 per share, of the Company.

(ii) “Company Series F Preferred Stock” shall mean the Series F Convertible Preferred Stock, par value $0.0001 per share, of the Company.

(jj) “Company Series G Preferred Stock” shall mean the Series G Convertible Preferred Stock, par value $0.0001 per share, of the Company.

(kk) “Company’s Israeli Subsidiary” shall mean Cadent Ltd., a company organized under the laws of the State of Israel.

(ll) “Company Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.

(mm) “Company Warrant” shall mean any issued and outstanding warrant to purchase or otherwise acquire shares of Company Capital Stock.

(nn) “Continuing Employee” shall mean each employee of the Company who is an employee of Parent or any of its Subsidiaries immediately following the Effective Time.

(oo) “Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

(pp) “DOL” shall mean the United States Department of Labor.

(qq) “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any Subsidiary of the Company or any ERISA Affiliate.

(rr) “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Restricted Shares, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee.

(ss) “Environmental Laws” shall mean any and all Laws which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Israeli Licensing of Businesses Regulations (Disposal of Hazardous Substances), 1990, the Israeli Hazardous Substances Law, 1993, the Israeli Abatement of Nuisances Law, 1961, the European Union Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”) and European Union Directive 2002/95/EC on the restriction on the use of hazardous substances (“RoHS Directive”).

(tt) “Environmental Permit” shall mean any approval, permit, registration, certification, license, clearance or consent required to be obtained from any Person or any Governmental Entity with respect to a Hazardous Material or Hazardous Material Activity.

(uu) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(vv) “ERISA Affiliate” shall mean any Subsidiary of the Company and any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(ww) “Estimated Third Party Expenses” shall mean the amount of unpaid Third Party Expenses incurred by the Company prior to or at the Closing, or anticipated to be incurred or payable by the Company after the Closing, as estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date and as set forth in the Statement of Expenses of the Company to be delivered to Parent pursuant to Section 6.13 of this Agreement.

(xx) “Existing Preferred Preference” shall mean an amount equal to the sum of (i) the Series F Preferred Preference, (ii) the Series E Preferred Preference, (iii) the Series D Preferred Preference, (iv) the Series C Preferred Preference, (v) the Series B Preferred Preference, and (vi) the Series A Preferred Preference.

(yy) “FDA” shall mean the United States Food and Drug Administration.

(zz) “FDCA” shall mean the United States Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. 301 et seq.).

(aaa) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(bbb) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(ccc) “Governmental Order” shall mean any order, writ, judgment, decree, stipulation, injunction, rule, determination or award entered by or with any Governmental Entity or arbitration panel.

(ddd) “Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(eee) “Hazardous Material” shall mean any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, biohazardous, a medical waste, or otherwise a danger to health, reproduction or the environment.

(fff) “Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so-called electronic waste fees) and compliance with any product take-back or product content requirements.

(ggg) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(hhh) “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith (whether existing now or in the future): (i) United States, Israeli and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof

(“Patents”); (ii) rights in inventions (whether patentable or not), improvements, trade secrets, proprietary information, know how, and any rights in technology, software, invention disclosures, technical data and customer lists; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

(iii) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

(jjj) “Investment Center” shall mean the Investment Center of the Israeli Ministry of Industry, Trade and Labor.

(kkk) “IRS” shall mean the United States Internal Revenue Service.

(lll) “Israeli Holder of Company Class A Common Stock” shall mean a holder of Company Class A Common Stock that is or was at the time of the issuance of the Company Class A Common Stock a resident of the State of Israel for tax purposes.

(mmm) “ITA” shall mean the Israeli Tax Authority.

(nnn) “ITO” shall mean the Israeli Income Tax Ordinance [New Version], 1961, as amended, and all rules and regulations promulgated thereunder.

(ooo) “Key Employees” shall mean the employees of Company listed in Schedule 1.1(ooo) hereto.

(ppp) “Knowledge” means, with respect to the Company, (1) the actual knowledge of Tim Mack, Roger Blanchette, Avi Kopelman, Irit Tenenvurtzel and Daniel Pitkowsky, and (2) such knowledge that such individuals would reasonably be expected to have after conducting a due and diligent inquiry of all relevant employees, consultants and advisors of the Company and its Subsidiaries whom such individuals should reasonably believe would have actual knowledge of the matters represented (including, with respect to Intellectual Property matters, the Company’s and its Subsidiaries’ outside intellectual property counsel).

(qqq) “Law” shall mean any statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, guidance, directives, judgments, injunctions, writs, awards and decrees of, issued by, adopted, promulgated, or put into effect by any Governmental Entity.

(rrr) “License” shall mean any rights granted with respect to an Intellectual Property Right, and includes any license, agreement to license, covenant not to sue or assert (whether conditional or otherwise) or grant of right to enforce or assert Intellectual Property against third parties.

(sss) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest, restriction or other encumbrance of any sort.

(ttt) “made available” shall mean, for purposes of Article III hereof, with respect to any material, that a copy of such material has been (A) posted on or before 9:00 p.m. California time on March 28, 2011 to the electronic data room at https://datasite.merrillcorp.com, and (B) memorialized in electronic format on one or more CD-ROMs delivered to Parent promptly following the execution of this Agreement (but in no event later than three (3) Business Days thereafter).

(uuu) “Nasdaq” shall mean the NASDAQ Global Select Market, any successor stock exchange or inter-dealer quotation system operated by The NASDAQ Stock Market, Inc. or any successor thereto.

(vvv) “Net Debt” shall mean (i) the amount of all unrestricted cash and cash equivalents of the Company and its Subsidiaries as of immediately prior to the Effective Time (less the aggregate amount of any outstanding checks but including the amount of any cash received upon the exercise of any Company Warrants at or prior to the Effective Time) minus (ii) the amount of all Company Indebtedness outstanding as of immediately prior to the Effective Time.

(www) “OCS” shall mean the Office of the Chief Scientist of the Israeli Ministry of Trade, Industry and Labor.

(xxx) “Orix Warrants” shall mean the Company Warrants held by Orix Venture Finance LLC or any of its Affiliates.

(yyy) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(zzz) “Permits” shall mean all notifications, licenses, permits (including construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

(aaaa) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(bbbb) “Plan” shall mean the Company’s 2001 Stock Option Plan.

(cccc) “PMA” shall mean a premarket approval under Section 515(c) of the FDCA requesting FDA approval to commercially sell and distribute the Company Products in the United States and its territories and possessions.

(dddd) “Prepaid Amounts” shall mean (i) the $1,000,000 non-refundable payment made by Parent to the Company pursuant to the terms of the letter of intent between Parent and the Company dated December 15, 2010, and (ii) the $2,000,000 one-time non-recurring engineering fee paid by Parent to the Company pursuant to the terms of the joint development agreement between Parent and the Company dated January 5, 2011.

(eeee) “Privacy Laws” shall mean any Law related to the protection, privacy, security, transfer or use of personal information or databases containing Personal Data or other personal information, including without limitation, the European Union Data Protection Directive, Israel’s Protection of Privacy Law, 1981 and any similar federal, state or foreign Law.

(ffff) “Product Liability” shall mean any liability arising in whole or in part out of a breach of any express or implied product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other allegation of liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), distribution or sale of Company Products (whether for clinical trial purposes, commercial use or otherwise).

(gggg) “Registered Intellectual Property” shall mean all United States, Israeli, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) copyrights registrations and applications to register copyrights; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or quasi-public legal authority at any time.

(hhhh) “Related Agreements” shall mean (i) the Confidentiality Agreement, (ii) the Key Employee Proprietary Information Agreements, (iii) the 280G Waivers, (iv) the Joinder Agreements, (v) the Stockholder Waivers, and (vi) all other agreements, instruments and certificates entered into by the Company, any of the Company’s Subsidiaries or any of the Company Stockholders in connection with the transactions contemplated herein.

(iiii) “Restricted Shares” shall mean shares of Company Capital Stock that are unvested or are subject to a repurchase option, substantial risk of forfeiture or other similar condition (in each case giving effect to any acceleration of vesting or lapse of such option, risk or condition due to the consummation of the Merger and the transactions contemplated by this Agreement) under any applicable restricted stock purchase agreement or other similar agreement with the Company.

(jjjj) “RTPA” shall mean the Israeli Restrictive Trade Practices Act, 1988.

(kkkk) “Sales Tax Escrow Amount” shall mean an amount of cash equal to $4,000,000.

(llll) “SEC” shall mean the United States Securities and Exchange Commission.

(mmmm) “Section 102 Trustee” shall mean a trustee appointed by the Company and approved by the ITA to act as a trustee for the purposes of Section 102 and the Israeli Tax Ruling, if obtained.

(nnnn) “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(oooo) “Securityholder Representative Expenses Reserve” shall mean an amount of cash equal to $275,000 (as such amount may be reduced from time to time in payment of Representative Losses and Advisory Committee Expenses).

(pppp) “Standard Form Contracts” shall mean those Contracts between the Company and/or its Subsidiaries on the one hand and a third party on the other hand for (1) the non-exclusive right of end users or customers for the use of Company Products, and (2) non-disclosure agreements, in each case, in the form(s) therefor on Schedule 1.1(pppp).

(qqqq) “Stockholder-Related Claims” means any claim or threatened claim by any Company Stockholder or former stockholder of the Company, or any other Person, seeking to assert, or based upon (i) ownership or rights to ownership of any equity securities, (ii) any rights of a Company Stockholder (other than the right to receive such Company Stockholder’s portion of the Adjusted Merger Consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Adjusted Merger Consideration are incorrect, (iii) any rights under the Charter Documents as amended by the Charter Amendment and as in effect as of immediately prior to the Effective Time, (iv) any claim that his, her or its equity securities were wrongfully repurchased by the Company, (v) any alleged action or failure to act on such Person’s behalf by the Securityholder Representative, or (vi) any right to receive any distributions from the Escrow Fund on an accelerated basis rather than in accordance with the terms of Article VIII.

(rrrr) “Subsidiary” shall mean any Person, whether or not existing on the date hereof, in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.

(ssss) “Total Outstanding Shares” shall mean the sum of (1) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, calculated on an as converted to Company Common Stock basis, and (2) the aggregate number of shares of Company Capital Stock that are issuable upon full exercise, exchange or conversion of all Company Options, Company Warrants and any other rights (whether vested or unvested) that are convertible into, exercisable for or exchangeable for, shares of Company Capital Stock.

(tttt) “Transaction Payroll Taxes” means any employment, national insurance or payroll taxes with respect to any bonuses, option cashouts or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Parent or the Company or any of the Company’s Subsidiaries.

(uuuu) “Unpaid Pre-Closing Taxes” shall mean Taxes of the Company and its Subsidiaries for any taxable period (or portion thereof) of the Company or any Subsidiary that ends prior to or on (and including) the Closing Date that have not been paid as of the Closing (including such Taxes that are not yet due and payable, but excluding any Taxes arising from any extraordinary actions taken by Parent after the Closing on the Closing Date, other than actions pursuant to this Agreement and any Related Agreement in connection with the transactions contemplated by this Agreement, and excluding any amounts paid with respect to estimated Taxes), including Transaction Payroll Taxes that have not been paid as of the Closing, but excluding Unpaid Sales Taxes.

(vvvv) “Unpaid Sales Taxes” shall mean any Taxes relating to or arising from any sales, use, value-added or similar Taxes which may be imposed on the Company or its Subsidiaries or for which the Company and its Subsidiaries may be liable for collecting, including from a third party, for a taxable period (or portion thereof) that ends prior to or on (and including) the Closing Date, that have not been collected and paid as of the Closing.

(wwww) “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

1.2 Additional Defined Terms. The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective term below:

Additional Defined Terms	Section
280G Approval	6.1(b)

401(k) Plan	6.12

Action of Divestiture	6.6(b)

Advisory Committee	8.8(b)

Advisory Committee Expenses	8.8(b)

Agent Indemnification Expenses	8.7(d)(vii)

Agent Interpreter Expenses	8.7(d)(vi)

Antitrust Laws	6.6(b)

Application Expiration Date	8.1(a)

Balance Sheet Date	3.7

Cancellation Notices	6.7(d)

Certificate of Incorporation	3.1(a)

Certificate of Merger	2.3

Additional Defined Terms	Section

Charter Documents	3.1(a)

Claim Certificate	8.5(a)

Closing	2.2

Closing Date	2.2

Closing Date Spreadsheet	6.14(a)

Company Authorizations	3.21(a)

Company Indemnification Provisions	6.20(a)

Company Indemnified Persons	6.20(a)

Company Privacy Policy	3.15(l)(i)

Company Source Code	3.15(k)

Company Stock Certificates	2.10(b)(ii)

Confidentiality Agreement	6.4

Conflict	3.5

Contaminants	3.16(b)

Current Balance Sheet	3.7

Current Products	1.1(c)

Delaware Law	2.1

Director and Officer Resignation and Release Letter	6.8(b)

Disclosure Schedule	Article III

Dissenting Share Payments	2.8(c)

Effective Time	2.3

Escrow Fund	8.7(a)

Escrow Period	8.1

Excess Third Party Expenses	6.13

Exchange Documents	2.10(b)(ii)

Expiration Date	8.1(a)

FCPA	3.29

Final Escrow Distribution	8.7(b)(i)

Final Escrow Distribution Date	8.7(b)(i)

Final Escrow Release Spreadsheet	6.14(c)

Final Sales Tax Escrow Distribution	8.7(b)(ii)

Final Sales Tax Escrow Distribution Date	8.7(b)(ii)

Final Sales Tax Escrow Release Spreadsheet	6.14(e)

Financial Statements	3.7

FIRPTA Compliance Certificate	6.16

Grants	3.31

Health Care Laws	3.18(a)

Additional Defined Terms	Section

HIPPA	3.15(l)(iv)

HIPPA Commitments	3.15(l)(iv)

HSR Act	3.6

HITECH Act	3.15(l)(iv)

Indemnified Parties	8.2(a)

Indemnified Party	8.2(a)

Indemnifying Party	8.2(a)

Independent Accounting Firm	2.9(b)(iv)(B)

Independent Accounting Firm Expenses	2.9(b)(iv)(B)

Information Statement	6.1(a)

Initial Escrow Distribution	8.7(b)(i)

Initial Escrow Release Spreadsheet	6.14(b)

Initial Sales Tax Escrow Distribution	8.7(b)(ii)

Initial Sales Tax Escrow Release Spreadsheet	6.14(d)

In-Licenses	3.15(a)(iii)

Insurance Cap	6.20(b)

Intellectual Property Contracts	3.15(a)(iii)

Israeli Employees	3.26(o)

ITO	3.12(b)(xviii)

Key Employee Agreements	Recitals

Key Employee Proprietary Information Agreements	Recitals

Lease Agreements	3.14(b)

Leased Real Property	3.14(a)

Letter of Transmittal	2.10(b)(i)

Loss	8.2(a)

Losses	8.2(a)

Material Contract	3.17(a)

Net Debt Certificate	2.9

Notice Mailing Date	6.1(a)

Objection Notice	8.5(a)

OCS Notice	6.18

Offer Letter	6.9(a)

Open Source Material	3.15(j)

Out Licenses	3.15(a)(iii)

Personal Data	3.15(l)(i)

Positive Net Debt Adjustment Amount	1.1(a)

Pre-Closing Period Return	6.19(a)

Representative Losses	8.8(b)

Additional Defined Terms	Section

Returns	3.12(b)(i)

Sales Tax Escrow Distribution Date	8.7(b)(ii)

Specified Representatives	8.1(a)

Statement of Expenses	6.13

Straddle Period	6.19(b)

Straddle Period Return	6.19(a)

Surviving Corporation	2.1

Tax Incentive	3.12(b)(xv)

Taxes	3.12(a)

Third Party Claim	8.6

Third Party Expenses	6.13

Unresolved Claims	8.7(b)(i)

Unresolved Sales Tax Claims	8.7(b)(ii)

U.S. Bank	8.7(c)(ii)

Valid Tax Certificate	2.7(g)

Warrant Termination Agreement	2.7(f)(ii)

1.3 Interpretations.

(a) When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.

(b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(c) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company shall mean and refer to the Company and its direct and indirect Subsidiaries.

(f) All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(g) Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.

(h) Parent, Merger Sub, the Company and the Escrow Agent agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law of the State of Delaware (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to hereinafter as the “Surviving Corporation.”

2.2 The Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (local time) on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII hereof (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, unless another time, date or place is mutually agreed upon in writing by Parent and the Company, provided, however, that the Closing shall not occur on a date that is during the last 10 Business Days prior to the last Business Day of a fiscal quarter of Parent. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

2.3 The Effective Time. On the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated by the filing of Certificate of Merger, in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”), with the Secretary of State of the State of Delaware (the time of such filing with the Secretary of State of the State of Delaware being referred to herein as the “Effective Time”).

2.4 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Cadent Holdings, Inc.”

(b) Bylaws. Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers of the Surviving Corporation.

(a) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.7 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Merger Sub Common Stock. Each share of Common Stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and nonassessable share of Common Stock of the Company as the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation. Each stock certificate of Merger Sub shall thereupon evidence ownership of such shares of capital stock of the Company as the Surviving Corporation.

(b) Parent-Owned or Company-Owned Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, each share of Company Capital Stock that is held by Parent, the Company or any direct or indirect Subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and extinguished without any consideration paid therefor or in respect thereof.

(c) Dissenting Shares of Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, Dissenting Shares shall be treated in accordance with the terms of Section 2.8 hereof.

(d) Company Capital Stock Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock then held by Parent, the Company or any direct or indirect Subsidiary of Parent or the Company, and (ii) any Dissenting Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement, the per share consideration that such class of Company Capital Stock is entitled to receive pursuant to the Company’s certificate of incorporation, as amended by the Charter Amendment.

Notwithstanding the foregoing, a portion of the consideration payable to each Company Securityholder pursuant to this Section 2.7(d) with respect to the shares of Company Capital Stock owned by such Company Securityholder as of the Effective Time shall be reduced pursuant to the escrow provisions of Section 2.10(a) and Article VIII hereof. For purposes of calculating the amount of Adjusted Merger Consideration payable to each Company Stockholder pursuant to this Section 2.7(d), all shares of the Company Capital Stock held by each Company Stockholder shall be aggregated on a certificate-by-certificate basis and rounded up to the nearest whole cent.

(e) Treatment of Company Options.

(i) Parent shall not assume any Company Options in connection with the transactions contemplated hereby. At the Effective Time, each Company Option shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled for no consideration.

(ii) Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 2.7(e) under the Plan and all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all notices required thereby. No later than the Notice Mailing Date, the Company shall notify the holders of Company Options, which such notice shall be in compliance with the terms of the Plan and such Company Options, that such Company Options will be cancelled at the Closing in the manner set forth in this Section 2.7(e)(ii) hereof, and that the holders of such Company Options may exercise any such Company Options that are Company Options in compliance with the terms provided in the Plan and the relevant Company Option agreement governing the exercise thereof on or prior to the last date specified in the notice, conditioned upon and subject to completion of the Merger. Materials to be submitted to the holders of Company Options in connection with the notice required under this Section 2.7(e)(ii) shall be subject to review and approval by Parent.

(f) Treatment of Company Warrants.

(i) Between the date hereof and the Closing Date, the Company shall use commercially reasonable efforts to cause each holder of a Company Warrant to execute and deliver an agreement in substantially the form attached hereto as Exhibit G (each, a “Warrant Termination Agreement”), consenting to the treatment of such holder’s Company Warrant provided for in Section 2.7(f)(ii) and providing for (A) the appointment by such holder of the Securityholder Representative pursuant to Section 8.8 of this Agreement, (B) the agreement of such holder to be bound by the indemnification provisions contained in this Agreement, and (C) the waiver of any advance notice of the Merger under the terms of such holder’s Company Warrant.

(ii) At the Effective Time, each outstanding Company Warrant, whether or not then exercisable, with respect to which the holder thereof has executed and delivered a Warrant Termination Agreement, shall be cancelled in consideration for the right to receive, for each share of Company Capital Stock which may be purchased under such Company Warrant, an amount, in cash, equal to (A) the per share consideration that such class of Company Capital Stock is entitled to receive pursuant to the Company’s certificate of incorporation, as amended by the Charter Amendment minus (B) the exercise price per share of Company Capital Stock at which such Company Warrant was exercisable immediately prior to the Effective Time.

(iii) All Company Warrants other than those to be cancelled pursuant to Section 2.7(f)(ii) above shall be either (A) exercised by the holders of such Company Warrants in full or (B) terminated, cancelled or automatically converted into shares of Company Common Stock or Company Preferred Stock as of immediately prior to the Closing, either pursuant to its terms or pursuant to an agreement with the holder thereof.

(g) Withholding Taxes. The Company, Parent and the Surviving Corporation and their respective representatives and agents shall be entitled to deduct and withhold from any amount, including any portion of the Adjusted Merger Consideration payable pursuant to this Agreement to any holder or former holder of Company Capital Stock, a Company Option or a Company Warrant, such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local, Israeli or other non-U.S. Tax Law or under any other Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding the foregoing, Parent and the Surviving Corporation shall not withhold, or shall withhold a reduced Tax amount, as the case may be, pursuant to a Valid Tax Certificate if the holder or former holder of Company Capital Stock, Company Options or Company Warrants has provided to Parent or the Surviving Corporation a Valid Tax Certificate at least three (3) Business Days prior to the date any payment payable pursuant to this Agreement is made. A “Valid Tax Certificate” means a certificate or ruling issued by the ITA which is sufficient to enable Parent or the Surviving Corporation to conclude in its sole discretion that no withholding (or reduced withholding) of Israeli Tax is required with respect to such holder or former holder of Company Capital Stock, Company Options or Company Warrants

2.8 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by an Company Stockholder who has not effectively withdrawn or lost such Company Stockholder’s dissenters or appraisal rights under Delaware Law (any such shares, the “Dissenting Shares”) shall not be converted into or represent a right to receive a portion of the Adjusted Merger Consideration for such Company Stockholder’s shares of Company Capital Stock set forth in Section 2.7 hereof, but in lieu thereof, such Company Stockholder shall be entitled to such rights as are provided by Delaware Law.

(b) Notwithstanding the provisions of Section 2.8(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters or appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Adjusted Merger Consideration for Company Capital Stock, as applicable, set forth in Section 2.7 hereof, without interest thereon, and upon surrender of the certificate representing such shares in accordance with the terms of Section 2.10 hereof.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal or other payment received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s consent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the portion of the Adjusted Merger Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments.

2.9 Determination of Adjusted Merger Consideration. Three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate, validly executed by the Company’s chief financial officer, setting forth the Company’s good faith estimate of Net Debt, and attaching copies of (x) statements from each financial institution at which the Company and its Subsidiaries’ hold accounts setting forth the amount of cash on deposit in such accounts, and (y) pay-off letters from each third party referred to in clause (i) of the definition of Company Indebtedness, which pay-off letters will set forth the amount of principal, interest and penalties (if any) owing to the applicable third party as of the Closing Date (the “Net Debt Certificate”). For purposes of determining the Adjusted Merger Consideration, “Net Debt” shall be equal to the amount of Net Debt set forth in the Net Debt Certificate.

2.10 Closing Payment Procedures.

(a) Escrow Deposit. As soon as practicable following the Effective Time, and in no event later than 5:00 pm California time on the first (1st) Business Day following the Business Day on which the Effective Time occurs, Parent shall deposit with the Escrow Agent an amount of cash equal to the sum of (i) the Base Escrow Amount, (ii) the Sales Tax Escrow Amount and (iii) the Securityholder Representative Expenses Reserve. The Securityholder Representative Expenses Reserve shall be made available solely to the Securityholder Representative as directed by written instructions of the Securityholder Representative for the payment of all Representative Losses and Advisory Committee Expenses.

(b) Closing Payments.

(i) As soon as practicable following the Effective Time, and in no event later than 5:00pm California time on the first (1st) Business Day following the Business Day on which the Effective Time occurs, Parent shall deliver an amount equal to (A) the Adjusted Merger Consideration less (B) the Base Escrow Amount, less (C) the Sales Tax Escrow Amount less (D) the Securityholder Representative Expenses Reserve to a paying agent, selected by Parent in its sole discretion, by wire transfer of immediately available funds to an account designated by the paying agent.

(ii) Following the Closing Date, Parent or its paying agent shall mail a letter of transmittal in Parent’s standard form (the “Letter of Transmittal”) to each Company Stockholder, and, to the extent such Company Stockholder has not already executed and delivered a Joinder Agreement and Stockholder Waiver to Parent, a Joinder Agreement and Stockholder Waiver to each Company Stockholder, in each case at the address set forth opposite such Company Stockholder’s name on the Closing Date Spreadsheet.

(iii) Upon surrender of a certificate representing their respective shares of Company Capital Stock (the “Company Stock Certificates”) for cancellation to Parent or its paying agent, together with the Letter of Transmittal and any other instruments that Parent or its paying agent may reasonably require (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from Parent’s paying agent in exchange therefor, that portion of the Adjusted Merger Consideration into which the shares of Company Capital Stock represented by such Company Stock Certificate have been converted pursuant to Section 2.7 hereof (determined, solely for purposes of this Section 2.10(b), as if the Adjusted Merger Consideration equaled the Adjusted Merger Consideration less the Base Escrow Amount less the Sales Tax Escrow Amount and less the Securityholder Representative Expenses Reserve). Upon the surrender of any such Company Stock Certificate, the Company Stock Certificate so surrendered shall thereupon be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the portion of the Adjusted Merger Consideration payable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been converted pursuant to Section 2.7 hereof.

(iv) Promptly following the Effective Time, Parent shall cause the paying agent to deliver the amount provided for in Section 2.7(f) to each holder of Company Warrants that has executed a Warrant Termination Agreement.

(c) Subject to any amounts payable in respect of Dissenting Shares in accordance with Section 2.8 hereof, in no event shall the aggregate per share consideration paid or payable to Company Securityholders hereunder exceed the Adjusted Merger Consideration.

2.11 No Further Ownership Rights in Company Capital Stock. The amounts paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.12 No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, Parent’s paying agent, the Surviving Corporation or any party hereto shall be liable to a holder of any shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.13 Transfers of Ownership. If any payments are to be disbursed to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Adjusted Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

2.14 Surrender of Certificates; Lost, Stolen or Destroyed Certificates. No portion of the Adjusted Merger Consideration shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall have surrendered such Company Stock Certificate and the Exchange Documents pursuant hereto. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent or its agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.7 hereof; provided, however, that Parent or its agent may, in its discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement in a form and substance acceptable to Parent or its agent, against any claim that may be made against Parent or its agent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.15 Additional Adjustments to Adjusted Merger Consideration. The per share amounts of any Adjusted Merger Consideration payable to holders of Company Capital Stock hereunder, and any other applicable numbers or amounts, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

2.16 Further Assurances. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Effective Time, as though made at the Effective Time, as follows:

3.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in New Jersey and each other jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the Company’s failure to be so qualified, licensed or in good standing would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has made available a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Other than the Charter Amendment, the Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b) Section 3.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights and also separately lists any other Person with rights to indemnification from the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c) Section 3.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has employees or facilities.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock, of which 732,818 shares are issued and outstanding, 3,000,000 shares of Company Class A Common Stock, of which 2,594,000 shares are issued and outstanding, 427,950 shares of Company Series A Preferred Stock, of which 427,950 shares are issued and outstanding, 953,363 shares of Company Series B Preferred Stock, of which 907,179 shares are issued and outstanding, 2,804,006 shares of Company Series C Preferred Stock, of which 2,804,006 shares are issued and outstanding, 2,508,799 shares of Company Series D Preferred Stock, of which 2,492,444 shares are issued and outstanding, 10,781,460 shares of Company Series E Preferred Stock, of which 9,821,863 shares are issued and outstanding, 5,472,304 shares of Company Series F Preferred Stock, of which 4,268,982 shares are issued and outstanding, and 3,510,033 shares of Company Series G Preferred Stock, of which 3,262,967 shares are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in Section 3.2(a) of the Disclosure Schedule. Assuming the same total capitalization as on the date hereof, the total number of shares of Company Common Stock and Company Preferred Stock outstanding as of immediately prior to the Effective Time (assuming the conversion, exercise, or exchange of all securities (other than the Company Preferred Stock) convertible into, or exercisable or exchangeable for, shares of Company Capital Stock and the exercise of all Company Options and Company Warrants) will be as set forth in Section 3.2(a) of the Disclosure Schedule. The Company Capital Stock is held by the persons and in the amounts set forth in Section 3.2(a) of the Disclosure Schedule which further sets forth for each such person the number of shares held, class and/or series of such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b) All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Company Stockholder) in accordance with any right of first refusal or similar right or limitation Known to the Company, including those in the Charter Documents. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). No Company Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Company Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

(c) There are no Restricted Shares issued and outstanding.

(d) Except for the Plan and the Class A Common Stock Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 4,330,558 shares of Company Common Stock for issuance under the Plan, of which (i) 2,154,613 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 2,175,945 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the date hereof and (iii) 2,154,163 shares remain available for future grant. The Company has not granted any Company Options under the Class A Common Stock Plans. Section 3.2(d) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the domicile address of such holder as set forth on the books and records of the Company, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant, and, with respect to any Company Warrants, the vesting schedule for such warrant, including the extent vested to date and whether the vesting of such warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events. True and complete copies of all agreements and instruments relating to or issued under the Plan have been provided or made available to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent. All holders of Company Options are current employees of the Company.

(e) There are no outstanding loans made by the Company to any Company Stockholder.

(f) Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(g) The allocation of the Adjusted Merger Consideration set forth in Section 2.7(d) hereof is consistent with the certificate of incorporation of the Company, as amended by the Charter Amendment.

(h) The information contained in the Closing Date Spreadsheet will be complete and correct as of the Closing Date.

3.3 Subsidiaries.

(a) Section 3.3(a) of the Disclosure Schedule lists each Subsidiary of the Company.

(b) The Company has never dissolved a Subsidiary of the Company.

(c) Each Subsidiary of the Company has the corporate power to own its properties and to carry on its business as currently conducted.

(d) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (in any jurisdiction that recognizes the concept of good standing) under the laws of the jurisdiction of its incorporation or organization.

(e) Each Subsidiary of the Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction (to the extent such jurisdiction recognizes the concept of good standing) in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where such Subsidiary’s failure to be so qualified, licensed or in good standing would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. A true and correct copy of the charter documents and bylaws of each subsidiary of the Company, each as amended to date and in full force and effect on the date hereof, has been provided to Parent.

(f) Section 3.3(f) of the Disclosure Schedule lists the directors and officers of each Subsidiary of the Company as of the date of this Agreement.

(g) The operations now being conducted by each Subsidiary of the Company are not now and have never been conducted under any other name.

(h) All of the outstanding shares of capital stock of each Subsidiary of the Company are owned of record and beneficially by the Company. All outstanding shares of stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non assessable and not subject to preemptive rights created by statute, the organizational documents of such subsidiary, or any agreement to which such subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable legal requirements. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which each subsidiary of the Company is a party or by which it is bound obligating such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries of the Company. Neither the Company nor any of its subsidiaries has agreed or is obligated to make any future investment in or capital contribution to any Person.

(i) The Company does not own any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity, other than the Subsidiaries listed in Section 3.3(a) of the Disclosure Schedule. Except as set forth in Section 3.3(a) of the Disclosure Schedule, the Company does not have, and has never had, any Subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

3.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the adoption of this Agreement by the Company Stockholders, which shall occur within eight (8) hours after the execution of this Agreement. The vote required to approve this Agreement by the Company Stockholders is set forth in Section 3.4 of the Disclosure Schedule. The Board of Directors of the Company has (a) unanimously resolved that the Merger is advisable and in the best interests of the Company and its stockholders, and (b) unanimously approved the Agreement and the Merger. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms.

3.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents, as amended, (b) any Contract to which the Company is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 3.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

3.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) filing of the Charter Amendment with the Secretary of State of the State of Delaware, (c) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and applicable foreign antitrust or competition laws, (d) the OCS Notice and (e) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company, or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.

3.7 Company Financial Statements. Section 3.7 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheet as of December 31, 2010 (the “Balance Sheet Date”), and the related consolidated statements of income, cash flow and stockholders’ equity for the year then ended (the “Financial Statements”). The Financial Statements are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other. The Financial Statements present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s audited consolidated balance sheet contained in the Financial Statements is referred to hereinafter as the “Current Balance Sheet.” The Company has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109).

3.8 Internal Controls. The Company and each of its Subsidiaries has established and documented, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements), including policies and procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (c) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. None of the Company, any of its Subsidiaries (including any Employee of the Company or any of its Subsidiaries) or the Company’s independent auditors has identified or been made aware of (a) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (b) any fraud, whether or not material, that involves the management of the Company or any of its Subsidiaries or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (c) any claim or allegation regarding any of the foregoing.

3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (a) have been reflected in the Current Balance Sheet, or (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and that, individually or in the aggregate, are not material to the Company.

3.10 No Changes. Since the Balance Sheet Date through the date hereof, (1) the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, (2) a Company Material Adverse Effect has not occurred, and (3) no actions have been taken that, if taken after the date hereof, would violate the provisions of Section 5.2.

3.11 Accounts Receivable; Inventory.

(a) The Company has made available to Parent a list of all accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since invoice.

(b) All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. No person has any Lien on any accounts receivable of the Company or any of its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any of its Subsidiaries.

(c) All Company Inventory (i) consists of items of a quantity and quality historically usable or saleable in the ordinary course of business, except for obsolete items that have been written down to estimated net realizable value in accordance with GAAP, (ii) is located at facilities of the Company or its Subsidiaries and (iii) has not been consigned to any Person not a party to this Agreement. With the exception of below-standard quality Company Inventory that have been written down to their estimated net realizable value in accordance with GAAP, the Company Inventory is in good and proper physical condition, free from defects in materials and workmanship. Since December 31, 2010, the Company and its Subsidiaries have sold and continued to replenish the Company Inventory in a normal and customary manner consistent with past practice

3.12 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, provincial, local, Israeli and other non-U.S. taxes, assessments and other governmental charges, duties, impositions, installments and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees, national insurance and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, linkage (hefreshai hatzmadah), penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.12(a) as a result of being a member of an affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries has (a) filed all U.S. federal, Israeli and material (which, for the avoidance of doubt, shall include all Returns relating to income, franchise and other similar Taxes) state, provincial, local, and other non-U.S. returns, estimates, information statements, elections, forms, and reports, including attachments thereto and amendments thereof that it was required to file (“Returns”) relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their respective operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable Law and (b) paid all Taxes required to be paid, whether or not shown to be due on such Returns, and no such Return was prepared in a manner that could subject the Company (or any of its Subsidiaries) to any accuracy-related penalty under Section 6662 of the Code (or any similar provision of Law).

(ii) The Company and each of its Subsidiaries have timely reported, withheld and remitted to the appropriate taxing authority, as applicable, with respect to its employees, creditors, stockholders, contractors, suppliers and other third parties, all U.S. federal, state, provincial, local, Israeli and other non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act Taxes, Federal Unemployment Tax Act Taxes and other Taxes required to be reported and/or withheld and remitted.

(iii) There is no Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension remains currently in effect.

(iv) No audit, examination or adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company, any of its Subsidiaries or any representative thereof. No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress. No claim has ever been made or threatened in writing by an authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(v) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi) Neither the Company nor any of its Subsidiaries has any liabilities for any Taxes, including Transaction Payroll Taxes, that should have been withheld and/or paid by them at any time through and including the Effective Time, relating to (A) the issuance of Company Class A Common Stock to the Israeli Holders of Company Class A Common Stock or (B) the sale by such Israeli Holders of Company Class A Common Stock of Company Class A Common Stock to Parent pursuant to the transactions contemplated by this Agreement.

(vii) The Company has made available to Parent copies of all income, franchise and similar Tax Returns and other material Tax Returns for the Company and each of its Subsidiaries filed for all periods since December 31, 2006.

(viii) There are no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith and which have been properly reserved on the Current Balance Sheet in accordance with GAAP.

(ix) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return, (b) ever been a party to any Tax sharing, indemnification or allocation agreement with any entity other than the Company and its Subsidiaries, (c) any liability for the Taxes of any person (other than Company and its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(x) Neither the Company nor any of its Subsidiaries has been, at any time in the five years prior to the Closing Date, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xi) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xii) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2), or any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xiii) Each of the Company and its Subsidiaries is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been a resident in any other country for any income Tax purpose (including any arrangement for the avoidance of double taxation). Neither the Company nor any of its Subsidiaries is or was subject to net income Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a branch, permanent establishment, place of control and management or other place of business in that jurisdiction.

(xiv) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income after the Closing as a result of (a) any change in method of accounting under Section 481(c) of the Code, closing agreement under Section 7121 of the Code, (b) installment sale or open transaction disposition or (c) prepaid amount, in each case made, entered into or received prior to Closing.

(xv) The Company has provided to Parent all documentation relating to, and each of the Company and its Subsidiaries is in full compliance with all terms and conditions of, any Tax exemption, Tax incentive, Tax holiday or other Tax reduction agreement or order, including the “Approved Enterprise” or “Benefited Enterprise” status of the Company’s Israeli Subsidiary for purposes of Israeli Tax law (a “Tax Incentive”), of a territorial or non-U.S. government with respect to the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xvi) The Company and its Subsidiaries are in compliance in all material respects with all applicable United States and Israeli transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(xvii) Neither the Company nor any of its Subsidiaries has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.

(xviii) None of the Company, the Company’s Israeli Subsidiary or any of the Company Stockholders (with respect to the Company Capital Stock held by them) is subject to restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance (“ITO”) or pursuant to any Tax ruling made in connection with the provisions of Part E2.

(xix) Any related party transaction subject to Section 85A of the ITO conducted between the Company and the Company’s Israeli Subsidiary have been conducted on an arms-length basis in all material respects in accordance with Section 85A of the ITO and each such transaction was documented with a proper transfer pricing study.

(xx) The Company’s Israeli Subsidiary has not refunded or deducted any value added tax that it was not so entitled to refund or deduct.

(xxi) Neither the Company nor the Company’s Israeli Subsidiary has undertaken any transaction which will require special reporting in accordance with Section 131(g) of the ITO and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006 regarding aggressive tax planning.

(xxii) No Company Stockholder holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Company Stockholder of any portion of the Adjusted Merger Consideration payable pursuant to this Agreement will result in compensation or other income to such Company Stockholder with respect to which Parent, the Company or any Subsidiary of Parent or the Company would be required to deduct or withhold any taxes.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party, including the provisions of this Agreement, covering any Employee, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 of the Code.

(d) 409A Compliance. Section 3.12(d) of the Disclosure Schedule lists each Contract, agreement or arrangement between the Company, its ERISA Affiliates and any Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code. No deferred compensation plan existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Company Employee that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of the Company in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect as of the Effective Time. There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee, which individually or collectively could require the Company or any of its ERISA Affiliates to pay a tax gross up payment to any Employee for Tax-related payments under Section 409A of the Code.

(e) Parachute Payments. There is no agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other Contract by which the

Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.12(e) of the Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(f) Management and Control. The Company is not managed or controlled from Israel. Without derogating from the generality of the aforesaid:

(i) the ITA has not asserted in writing or orally that the Company is “controlled and managed” in Israel for purposes of the ITO;

(ii) the Company’s board of directors of the Company does not convene, in the ordinary course, and has not convened, in the past two (2) years, for meetings in Israel, and, to the Company’s Knowledge, the Company’s board of directors has not conducted meetings by telephone when a majority of participants were in Israel;

(iii) no high-level business decisions of the Company (e.g., involving overall business strategy and important transactions) have been reached in Israel by the Company’s board of directors or by its chief executive officer, the chief financial officer or chief operations officer;

(iv) less than a majority of the members of the Company’s board of directors are Israeli residents, and at no time since the inception of the Company was a majority of the members of its board of directors resident in Israel; and

(v) none of the Company’s chief executive officer, chief financial officer or chief operations officer reside in, or usually operate from, Israel.

3.13 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any Company-Owned Intellectual Property or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.14 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 3.14(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company and its Subsidiaries or otherwise used or occupied by the Company and its Subsidiaries for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises and the aggregate annual rental payable thereunder.

(b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the

Company is bound, other than those identified in Section 3.14(a) of the Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company, any of its Subsidiaries or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of their respective business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any of its Subsidiaries is party to any agreement or subject to any claim that may require payment of any brokerage commissions or finders’ fees, and no such commission is owed, with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c) The Leased Real Property is in good operating condition and repair, free from any material structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties. Neither the operation of the Company and its Subsidiaries on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, ordinance, rule, regulation or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. The Company’s Israeli Subsidiary has at all times had a valid occupancy permit (tofes 4) for its Leased Real Property in its entirety. No event has occurred in the Leased Real Property or in the public areas adjacent to its Leased Real Property where a lack of such occupancy permit could, on its own, or together with other contributing factors, adversely affect the Company’s Israeli Subsidiary or the Company, including (i) by invalidating or allowing a third party (including an insurer) to claim an agreement whereby the Company’s Israeli Subsidiary was to be insured or indemnified or otherwise protected from liability for third party claims is invalid, (ii) allowing a third party (including a Governmental Entity) to claim that such third party is not liable for damages it would otherwise have been liable for, or (iii) preventing the legal provision of services to any part of the Leased Real Property. Neither the Company nor any of its Subsidiaries shall be required to expend more than $50,000 in the aggregate under all Lease Agreements to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing). The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, and, with respect to any property owned by the Company or any of its Subsidiaries, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(d) The equipment owned or leased by the Company and its Subsidiaries (i) are adequate for the conduct of the Company Business as currently conducted, and (ii) are in good operating condition, regularly and properly maintained, subject to normal wear and tear.

3.15 Intellectual Property.

(a) Company Business Intellectual Property.

(i) Company Products. Section 3.15(a)(i) of the Disclosure Schedule contains a complete and accurate list of all Company Products.

(ii) Registered Intellectual Property. Section 3.15(a)(ii) of the Disclosure Schedule contains a complete and accurate list of all Company Registered Intellectual Property, any proceedings or actions before any court, tribunal (including the U.S. Patent and Trademark Office or equivalent foreign authority) related to the Company Registered Intellectual Property, and any actions that must be taken within 180 days after the Effective Time for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

(iii) Intellectual Property Contracts. Section 3.15(a)(iii) of the Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party (1) with respect to Company-Owned Intellectual Property Licensed to any third party (“Out Licenses”), excluding only those licenses provided for in the Standard Form Contracts, entered into in the ordinary course of business, or (2) pursuant to which a third party (including any Employee of the Company or its Subsidiaries) has Licensed any Intellectual Property to the Company or its Subsidiaries (“In-Licenses”), excluding only Commercial Software Contracts (collectively, Out Licenses and In Licenses are “Intellectual Property Contracts”). The form of Employee Proprietary Information Agreement and the form of Consultant Proprietary Information Agreement are included in Schedule 3.15(a)(iii). Except for the Contracts listed in Section 3.15(a)(iii) and the Standard Form Contracts entered into in the ordinary course of business, the Company-Owned Intellectual Property is not subject to any License.

(iv) Disputes. There are no disputes regarding the scope of any Intellectual Property Contract, or performance under such agreement including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(v) Intellectual Property Indemnities. Section 3.15(a)(v) of the Disclosure Schedule contains a complete and accurate list of all Contracts whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, defend or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation of any Intellectual Property Rights, excluding only those indemnifications provided for in the Standard Form Contracts.

(b) Validity.

(i) Each item of Company Registered Intellectual Property is subsisting and each item of Company Registered Intellectual Property that is not an application is valid and enforceable. All necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Registered Intellectual Property.

(ii) Neither the Company nor any of its Subsidiaries has claimed any status in the application for or registration of any Registered Intellectual Property Rights, including “small business status,” that would not be applicable to Parent.

(iii) The Company has no Knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would materially affect any pending application for any Company Registered Intellectual Property and neither the Company nor any of its Subsidiaries has knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

(c) Ownership.

(i) No Company Business Intellectual Property, Company-Owned Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, or stipulation or Contract restricting in any material manner, the use, transfer, or Licensing thereof by the Company or any of its Subsidiaries, or which could reasonably be expected to materially and adversely affect the validity, use or enforceability of such Company Business Intellectual Property, Company-Owned Intellectual Property or Company Product.

(ii) All Company-Owned Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any person.

(iii) The Company and its Subsidiaries own, and have good and exclusive title to, each item of Company-Owned Intellectual Property free and clear of any Liens or third party claim (including, without limitation, claims for royalties, reimbursements, contingent payments, inventorship or ownership) (other than the Standard Form Contracts and Out Licenses listed in Section 3.15(a)(iii) of the Disclosure Schedule). Without limiting the foregoing: (i) the Company or one of its Subsidiaries is the exclusive owner of all Trademarks that are used to designate the source or origin of the Company Products; (ii) the Company or one of its Subsidiaries owns exclusively, and has good title to, all copyrighted works that are embodied in any Company Product; and (iii) to the extent that any Patents would be infringed by the manufacture, use, sale or import of any Company Products or operation of the Company Business, the Company or one of its Subsidiaries is the exclusive owner of such Patents, or has secured appropriate rights from the owner through license or other agreement to make, use, sell and import the Company Products and operate the Company Business.

(iv) No person other than the Company and its Subsidiaries has ownership rights or License rights to improvements made by or for the Company or any of its Subsidiaries in any Company Business Intellectual Property. Without derogating from the generality of the foregoing, no current or former employee, officer, consultant or contractor of the Company or the Company’s Israeli Subsidiary has any claim for consideration, compensation or royalty payments pursuant to Section 134 to the Israeli Patent Law—1967 or any claims for Moral Rights (as defined in the Israeli Copyright Act—2007) in connection with any Company-Owned Intellectual Property.

(v) Neither the Company nor any of its Subsidiaries has (x) transferred ownership of, or granted any exclusive License of or exclusive right to use, or authorized the retention of any exclusive Licenses or rights to use or joint ownership of, Company Business Intellectual Property, to any other person, or (y) permitted the Company’s or any of its Subsidiaries’ rights in any Company-Owned Intellectual Property to lapse or enter the public domain.

(vi) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, the Company or such Subsidiary, as the case may be, has a written agreement with such person with respect thereto, and the Company or such Subsidiary, as the case may be, thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and by operation of law or by valid assignment, and has required to the extent permissible under applicable law, the waiver of all non-assignable rights, including author or moral rights.

(d) Non-Infringement.

(i) The operation of the Company Business as such business has been conducted and/or currently is conducted, including, without limitation, the design, development, manufacture, use, import, sale Licensing or other exploitation of Company Products, has not, does not, and, if conducted in substantially the same manner after the Closing, will not, infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company or its Subsidiaries has been or is currently subject. Neither the Company nor any of its Subsidiaries has received notice from any third party alleging any such infringement, misappropriation, unfair competition or trade practices.

(ii) All Intellectual Property incorporated into or embodied in any Company Product was developed solely by either (1) employees of the Company and its Subsidiaries acting during the term and within the scope of their employment or (2) by third parties who validly and irrevocably assigned all of their rights, including all Intellectual Property rights therein, to the Company or one of its Subsidiaries in writing, and the Company obtained any third party consents required to effect such assignment. No employee, contractor or consultant of the Company or its Subsidiaries who has been engaged in the development of any Company-Owned Intellectual Property incorporated or embodied in any Company Product, was an employee of, or engaging in services for, a third party during such time that he or she was engaged by the Company or its Subsidiaries. To the extent any such Intellectual Property relates to Company Registered Intellectual Property, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, either the Company or the relevant Subsidiary of the Company, as the case may be, has recorded each such assignment with the relevant Governmental Entity.

(e) Intellectual Property Contracts.

(i) All Intellectual Property Contracts are in full force and effect.

(ii) Neither the Company nor any of its Subsidiaries is in material breach of any of the Intellectual Property Contracts, and, to the Company’s Knowledge, no other party to any Intellectual Property Contract has materially failed to perform thereunder.

(iii) The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Intellectual Property Contract. Following the Effective Time, Parent will be permitted to exercise all of the Company’s and its Subsidiaries” rights under all Intellectual Property Contracts, to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company and its Subsidiaries would otherwise be required to pay had such transactions contemplated hereby not occurred.

(iv) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, of any Contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in (i) Parent granting to any third party any right in any Intellectual Property of Parent or its Subsidiaries (other than Company and its Subsidiaries), (ii) Parent or its Subsidiaries (other than Company and its Subsidiaries) being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent or its Subsidiaries (other than Company and its Subsidiaries) being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company and its Subsidiaries prior to the Closing.

(f) Sufficiency of Intellectual Property Rights. The Company-Owned Intellectual Property, along with the Intellectual Property rights of Company under the Intellectual Property Contracts, constitute all the Company Business Intellectual Property.

(g) Government and University Rights. No government funding, facilities of a university, college, other medical or educational institution or research center or funding from third parties has been used in the development of any Company-Owned Intellectual Property. No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property, was employed by or has performed services for the government, university, college, or other medical or educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries. No university, college or other medical or educational institution or research center has any rights whatsoever in any Company-Owned Intellectual Property.

(h) Third-Party Infringement. To the Knowledge of the Company, no person has materially infringed or misappropriated, or is materially infringing or misappropriating, any Company-Owned Intellectual Property.

(i) Trade Secret Protection. The Company and each of its Subsidiaries has taken reasonable steps to protect the rights of the Company and each of its Subsidiaries in confidential information and trade secrets included in the Company-Owned Intellectual Property, and any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries under an obligation of confidentiality. Without limiting the foregoing, the Company and each of its Subsidiaries has required each employee and contractor to execute the form of Employee Proprietary Information Agreement and / or the form of Consultant Proprietary Information Agreement in the forms set forth on Schedule 3.15 hereof and all current and former employees and contractors of the Company and each of its Subsidiaries have executed such an agreements.

(j) Open Source. For purposes of this Agreement, “Open Source Material” shall mean any software or other Intellectual Property that is distributed or made available as “open source software” or “free software” or without a fee, or is otherwise publicly distributed or made generally available in source code or equivalent form under terms that permit modification and redistribution of such software or Intellectual Property. Open Source Material includes, without limitation, software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License and BSD License and materials and/or content made available under a Creative Commons license.

(i) Section 3.15(j)(i) of the Disclosure Schedule accurately identifies and describes (A) each item of Open Source Material that is or has been contained in, distributed with, or used in each Company Product or from which any part of any Company Product has been derived, or which is or has been distributed or made available to any third party by or for the Company or any of its Subsidiaries, (B) the applicable license terms for each such item of Open Source Material, (C) the Company Product(s) (if any) to which each such item of Open Source Material relates, (D) the functionality provided by such Open Source Material, and (E) whether (and if so, how) each such item of Open Source Material has been modified by or for the Company or any of its Subsidiaries.

(ii) Neither the Company nor any of its Subsidiaries has (A) incorporated Open Source Material into, or combined Open Source Material with, any Company Product or Company-Owned Intellectual Property, or used Open Source Material to develop or provide any Company Product or Company-Owned Intellectual Property, (B) distributed Open Source Material in conjunction with or for use with any Company Product or Company Business Intellectual Property, or (C) otherwise used Open Source Material, in each case, in a manner that purportedly (1) imposes or could impose a requirement or condition that such Company Product or Company-Owned Intellectual Property (or any portion thereof) (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (2) grants or would require the grant of a license to any Person of any Company-Owned Intellectual Property.

(k) Source Code. Neither the Company, any of its Subsidiaries nor any other person acting on its behalf has disclosed, delivered or Licensed to any person, agreed to disclose, deliver or License to any person, or permitted the disclosure or delivery to any escrow agent or other person of, any software source code that is Company-Owned Intellectual Property (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, its Subsidiaries or any person acting on its behalf to any person of any Company Source Code. Section 3.15(k) of the Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or any other person, any Company Source Code, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement could result in the release from escrow of any Company Source Code.

(l) Privacy and Information Technology Systems.

(i) For purposes of this Agreement, “Personal Data” shall mean a natural person’s name, age, gender, street address, telephone number, e-mail address, photograph, social security or personal identification number, driver’s license number, passport number, credit or debit card number or customer or account number, or information pertaining to a person’s personality, personal status, intimate affairs, state of health, economic position, professional training, opinions, beliefs, marital status, or any other piece of information that readily allows the identification of a natural person; “Company Privacy Policy” shall mean any external or internal, past or present privacy policy of the Company, including any policy relating to: (A) the privacy of users of any Company Product (and their patients) or of any website of the Company, (B) the collection, storage, disclosure, and transfer of any Personal Data, or (C) any Employee information.

(ii) Section 3.15(l)(ii) of the Disclosure Schedule contains each Company Privacy Policy and identifies and describes all Company Databases. The Company and each of its Subsidiaries has complied with all Laws (including, without limitation, Privacy Laws) applicable to Personal Data, Company Databases and all applicable Company Privacy Policies, including Privacy Laws relating to registering, maintaining and using databases with Personal Data or sensitive data. There has been no unauthorized or illegal use of or access to any of the Personal Data. None of the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor Parent’s or the Surviving Corporation’s possession or use of any Personal Data will result in any violation of any Law or Company Privacy Policy.

(iii) The Company and its Subsidiaries have information technology systems sufficient to operate the Company Business as it is currently conducted. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are secure and free from Contaminants. There have been no unauthorized intrusions or breaches of the security of the information technology systems.

(iv) The Company is and has been in compliance with and has implemented all such measures required for it to comply with its applicable obligations as a “Covered Entity” for its “Health Plan” and as a “Business Associate” of its “Covered Entity” (as such capitalized terms are defined in the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) and the regulations promulgated thereunder and Subtitle D of the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (Pub. L. 111-5)) including the privacy and security regulations (45 C.F.R. 160 and 164) and the transaction and code set regulations (45 C.F.R. 162) promulgated under HIPAA. With respect to any HIPAA regulatory requirements, including any contractual privacy and security commitments for “Protected Health Information” (as that term is defined in the HIPAA privacy and security regulations and the HITECH Act), for which the Company’s compliance with HIPAA is required (collectively, the “HIPAA Commitments”) (i) the Company is in compliance with the HIPAA Commitments, (ii) the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments, (iii) the Company has not received written inquiries from the U.S. Department of Health and Human Services or any other Governmental Authority regarding its compliance with the HIPAA Commitments and (iv) the HIPAA Commitments have not been rejected by any applicable certification organization which has reviewed such HIPAA Commitments or to which any such HIPAA Commitment has been submitted.

3.16 Company Products.

(a) All of the Company Products that the Company or any of its Subsidiaries has manufactured, distributed or sold were merchantable, free from defects in design, specifications, processing, manufacture, material or workmanship, and suitable for the purpose for which they were sold at the time at which they were sold and during any applicable warranty period. Other than Company Product warranty claims received in the ordinary course of business, (i) neither the Company nor any of its Subsidiaries has ever incurred any uninsured or insured Product Liability, or received a claim based upon alleged Product Liability, and, to the Knowledge of the Company, no basis for any such claim exists; and (ii) neither the Company nor any of its Subsidiaries has any liability or obligation with respect to any Product Liability relative to the Company Business, whether or not heretofore asserted, or product recalls related to the Company Products manufactured, distributed or sold at or prior to the Closing. Section 3.16 of the Disclosure Schedule sets forth a true, correct and complete list of all material written complaints, and all warranty claims and defective product claims related to the Company Business in the three (3) years prior to the date hereof.

(b) All Company Products (and all parts thereof) are free of any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product (or all parts thereof) or data or other software of users (“Contaminants”).

(c) The Company has disclosed in writing to Parent all material information relating to any problem or issue with respect to any of the Company Products (or any other Company Business Intellectual Property) which does, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Company Product or Company Business Intellectual Property. Without limiting the foregoing, there have been, and are, no claims asserted against the Company, any of its Subsidiaries or any of their distributors related to the Company Products or Company Business Intellectual Property in the three (3) years prior to the date hereof.

(d) Except for the warranties contained in the Standard Form Contracts, neither the Company nor any of its Subsidiaries has given any warranties relating to Company Products.

3.17 Material Contracts

(a) Section 3.17(a) of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound (any Contract of a nature described below (whether or not set forth on the Disclosure Schedule) to which the Company or any of its Subsidiaries is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i)(x) any employment, contractor or consulting Contract with an employee or individual consultant, contractor, or salesperson, (y) any Contract to grant any bonus, severance or termination pay (in cash or otherwise) to any employee, or (z) any contractor, consulting or sales Contract with a firm or other organization, in each case involving payments by the Company or any of its Subsidiaries in excess of $100,000 per year;

(ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate;

(v) any agreement of indemnification or guaranty;

(vi) any Contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or $100,000 in the aggregate;

(vii) any Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company Business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix) any purchase order or Contract for the purchase of materials involving in excess of $50,000 individually or $100,000 in the aggregate;

(x) any construction Contracts or Lease Agreements;

(xi) any Contracts that contain “most favored nation” or preferred pricing provisions;

(xii) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;

(xiii) any Contract or commitment to alter the Company’s or any of its Subsidiaries’ interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company or any of its Subsidiaries directly or indirectly holds any interest;

(xiv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the Company Products;

(xv) any Contract with a dental laboratory or milling site;

(xvi) any nondisclosure, confidentiality or similar agreement, other than those in the ordinary course of business consistent with past practices and Standard Form Contracts;

(xvii) any other Contract or commitment that involves $50,000 individually or $100,000 in the aggregate or more and is not cancelable without penalty within 30 days;

(xviii) any Contract limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete or to develop or to distribute or to sell;

(xix) any Contract with the OCS, the Investment Center or the BIRD Foundation;

(xx) any Contract relating to the acquisition, use, transfer, development, sharing or License of any Intellectual Property (other than Commercial Software Contracts entered into in the ordinary course of business that are not for Open Source Materials); or

(xxi) any Contract that is otherwise material to the Company and its Subsidiaries, taken as a whole.

(b) Each Material Contract to which the Company or any of its Subsidiaries is a party or any of its or their properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or such Subsidiary, enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company or such Subsidiary and, to the Knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, or event has occurred or condition exists that, with or without notice, lapse of time or both would constitute a violation, breach or default under the provisions of, any Material Contract, except in each case for those violations, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has received any notice that it has materially breached, violated or defaulted under any of the Material Contracts to which it is a party. To the Knowledge of the Company, (i) any other party to a Material Contract is and at all times has been in material compliance with the terms and conditions of such Material Contract and (ii) no event has occurred or condition exists that with the lapse of time or the giving of notice (or both) would constitute a material violation or breach of or material default under any Material Contract by such party. True and complete copies of each Material Contract (whether or not disclosed in the Disclosure Schedule) have been delivered or made available to Parent.

(c) The Company and each of its Subsidiaries has fulfilled all material obligations required to have been performed by the Company or such Subsidiary prior to the date hereof pursuant to each Contract to which the Company or such Subsidiary is a party or any of its properties or assets (whether tangible or intangible) is bound, and to the Knowledge of the Company, without giving effect to the Merger, the Company and each of its Subsidiaries is capable of fulfilling, when due, all of its obligations under such Contracts that remain to be performed after the date hereof.

(d) There are no, and the Company has no Knowledge of any, threatened disputes or disagreements with respect to any Material Contract to which the Company or any of its Subsidiaries is a party or any of its or their properties or assets (whether tangible or intangible) is subject.

(e) The Contracts to which the Company or any of its Subsidiaries is a party or any of its or their properties or assets (whether tangible or intangible) is subject which constitute Licenses of goods, services or rights from third parties that are incorporated in any Company Products are fully sublicenseable under the applicable Standard Form Contracts without any further payment to any Person, except as identified in Section 3.17(e) of the Disclosure Schedule. No royalties, fees, honoraria, volume-based, milestone or other payments are payable by the Company or any of its Subsidiaries to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Intellectual Property relating to the conduct or operation of the Company Business or the delivery or provision of any Company Products delivered or provided thereby or thereunder, except for obligations relating solely to end-user operating systems and application software, the License of which is obtained with the acquisition or License thereof.

(f) Neither the Company nor any of its Subsidiaries has granted any other Person any exclusive right to manufacture, have manufactured, assemble, License, sublicense or sell any Company Products.

(g) All outstanding indebtedness for borrowed money of the Company and its Subsidiaries may be prepaid without penalty.

3.18 Compliance With Health Care Laws.

(a) The Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with all relevant federal and other health care Laws applicable to the Company, the Company’s Subsidiaries and the Company Products, including the federal Anti-kickback and Fraud and Abuse Prohibition Statutes (42 U.S.C. § 1320a-7b) and to the Company’s Knowledge, all other Laws prohibiting false statements and improper remuneration for purchasing services or products, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws, SSA § 1128 (42 U.S.C. 1320a-7) and the regulations promulgated pursuant to such laws and regulations, relating to the regulation of the Company, the Company’s Subsidiaries and the Company Products (collectively, “Health Care Laws”), except for failures of compliance that, individually or in the aggregate, have not or would not reasonably be expected to have a Company Material Adverse Effect, and no change in the current conduct of the Company and its Subsidiaries, or their respective internal procedures or processes, is required in order to so comply.

(b) The Company is and has all times been in compliance with federal, state, local and foreign Laws that (i) require companies to adopt or maintain a compliance program or marketing code of conduct that relates to interactions with healthcare professionals, (ii) limit the payments that may be provided to healthcare professionals, or (iii) require certain payments or gifts provided to healthcare professionals to be reported or disclosed, including without limitation, Mass. Gen. Law Ch. 111N and 10 CMR 970.00, 18 V.S.A. § 4601-4634 and Vt. Admin. Code 20-41-1400:9.19 and Vt. Admin. Code 12-7-7:7701, and Cal. Hsc. Code § 119400-119402.

3.19 FDA Compliance.

(a) The operation of the Company Business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all Company Products, is and at all times has been in material compliance with all applicable Laws, Permits, Governmental Entities and orders including those administered by the FDA for products sold in the United States. There is no actual or, to the Knowledge of the Company, threatened material action or investigation in respect of the Company Business by the FDA or any other Governmental Entity which has jurisdiction over the operations, properties, products or processes of the Company and its Subsidiaries or by any third parties acting on their behalf. The Company has no Knowledge that any Governmental Entity or third party is considering such action or of any facts or circumstances that are likely to give rise to any such action or investigation.

(b) During the three (3) year period ending on the Closing Date, neither the Company nor any of its Subsidiaries has had any product or manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to the operations of the Company Business or the Company Products that if not complied with would reasonably be expected to result in a Company Material Adverse Effect, or similar correspondence or written notice from the FDA or other Governmental Entity alleging or asserting noncompliance by the Company or any of its Subsidiaries with any applicable Laws, Permits or such requests or requirements of a Governmental Entity, and, to the Knowledge of the Company, neither the FDA nor any Governmental Entity is considering such action. No vigilance report or medical device report with respect to the Company, any of its Subsidiaries or the Company Products has been reported to the Company or any of its Subsidiaries, and to the Knowledge of the Company, no vigilance report or medical device report is under investigation by any Governmental Entity with respect to the Company Products or the Company Business.

(c) All studies, tests and preclinical and clinical trials in respect of the Company Business being conducted by or on behalf of the Company or any of its Subsidiaries that have been or will be submitted to any Governmental Authority, including the FDA and its counterparts worldwide, including in the European Union, in connection with any Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state, federal and foreign Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices, Good Clinical Practices, Good Manufacturing Practices and the U.S. Food, Drug and Cosmetic Act of 1938 and its implementing regulations, including 21 CFR Parts 50, 54, 56, 58, and 812. Neither the Company nor any of its Subsidiaries has received any notices, correspondence or other communication in respect of the Company Business from the FDA or any other Governmental Entity requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has participated, and to the Knowledge of the Company, neither the FDA nor any other Governmental Entity is considering such action. Neither the Company nor any of its Subsidiaries has received written notification from a Governmental Entity of the rejection of data obtained from any clinical trials conducted by, or on behalf of, the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has participated with respect to the Company Business or Company Products, which data was submitted to the Governmental Entity and which was necessary to obtain regulatory approval of a particular Company Product.

(d) The manufacture of Company Products by, or on behalf of, the Company and its Subsidiaries is being conducted in compliance in all material respects with all applicable Laws including the FDA’s Quality Systems Regulation at 21 CFR Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States. Each of the Company, its Subsidiaries, and any third party assembler, sterilizer or manufacturer of Company Products, components or accessories, is in material compliance with all applicable Laws and certifications currently held by the Company’s and its Subsidiaries’ governing quality systems, manufacturing processes and all other quality standards, registration and listing requirements governing those third parties’ activities, including set forth in 21 CFR Part 807 and 21 CFR Part 820 for products sold in the United States and all other similar applicable Laws.

(e) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company Business by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any of its Subsidiaries has committed any act, made any statement, or failed to make any statement, in each case in respect of the Company Business and that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. Neither the Company, any of its Subsidiaries nor any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable state Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of the Company Business are pending or threatened against the Company, any of its Subsidiaries or any of their respective officers, employees or agents, except for such debarments, claims, actions, proceedings or investigations that, individually or in the aggregate, have not or would not reasonably be expected to have a Company Material Adverse Effect.

3.20 Interested Party Transactions. No officer, director or, to the Knowledge of the Company, stockholder, of the Company or any of its Subsidiaries (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (b) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services, or (c) any interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party (other than any employment or consulting Contract, Contract not to compete with the Company, Contract to maintain the confidentiality of the Company’s confidential information, Contract assigning Intellectual Property rights to the Company, the Plan, the Class A Common Stock Plans and any Contract relating to a Company Option or Company Warrant, in each case that has been made available to Parent); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.20. There are no Contracts or commitments with regard to contribution or indemnification between or among any of the Company Stockholders.

3.21 Governmental Authorization. Each consent, license, permit, grant or other authorization (including 510(K), PMA and other Permits that are currently required by the FDA or any other Governmental Entity engaged in the regulation of the Company Products, the Company Business, and the Company’s and its Subsidiaries’ manufacturing and other quality systems, but excluding Environmental Permits) (a) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (b) which is required for the operation of the Company Business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or the applicable Subsidiary. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets. Section 3.21(a) of the Disclosure Schedule lists all Company Authorizations, as well as all annual establishment registration and device listing requirements, annual reports and similar regulatory filings that are required in order to maintain the Company Authorizations. Neither the Company nor any of its Subsidiaries has received any notice or written communication with respect to the Company Business from any Governmental Entity regarding, and, there are no facts or circumstances that are likely to give rise to, (i) any violation of applicable Law or material adverse change in any Company Authorization, or any failure to materially comply with any applicable Law or any term or requirement of any Company Authorization or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Company Authorization. No Company Authorization will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

3.22 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their respective officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct its operations as presently or previously conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

3.23 Minute Books. The Company has made available to Parent (a) all minutes of the Company for the past five (5) years, and such minutes contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders and the Board of Directors of the Company (and any committees thereof) during such five (5) year period, and (b) all minutes with respect to material actions taken by the stockholders or Board of Directors of the Company prior to such five (5) year period and since the Company’s inception, and such minutes contain complete and accurate records of all such actions. The Company has made available to Parent (x) all minutes of the Company’s Israeli Subsidiary for the past five (5) years, and such minutes contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders and the Board of Directors of the Company’s Israeli Subsidiary (and any committees thereof) during such five (5) year period, and (y) all minutes with respect to material actions taken by the stockholder or Board of Directors of the Company’s Israeli Subsidiary prior to such five (5) year period and since inception of the Company’s Israeli Subsidiary, and such minutes contain complete and accurate records of all such actions. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company and its Subsidiaries.

3.24 Environmental Matters.

(a) Condition of Property. As of the Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or any of its Subsidiaries to liability, no Hazardous Materials are present on any Leased Real Property or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries. There are no underground storage tanks, asbestos which is friable or likely to become friable or polychlorinated biphenyls present on any Leased Real Property or on any other real property as a consequence of the acts of the Company, any of its Subsidiaries or their respective agents.

(b) Hazardous Materials Activities. The Company and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Permits. Section 3.24(c)of the Disclosure Schedule accurately describes all of the Environmental Permits currently held by the Company and each of its Subsidiaries and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company and its Subsidiaries as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company and each of its Subsidiaries has complied in all material respects with all covenants and conditions of any Environmental Permit. No circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) Environmental Liabilities. The Company is not aware of any fact or circumstance, which could result in any environmental liability under Environmental Laws which could reasonably be expected to result in any material liability on the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries.

(e) Reports and Records. The Company has delivered or made available to Parent all material records in the Company’s possession concerning the Hazardous Materials Activities of the Company and its Subsidiaries and all environmental audits and environmental assessments.

3.25 Brokers’ and Finders’ Fees; Third Party Expenses. Except for the fees, expenses and commissions of Jeffries & Company, Inc. and UBS Securities LLC reflected as part of the Estimated Third Party Expenses deducted from the Adjusted Merger Consideration, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.26 Employee Benefit Plans and Compensation.

(a) Schedule. Section 3.26(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement in each case with respect to which the Company or any of its ERISA Affiliates has or may have any liability or obligation. Neither the Company nor any of its ERISA Affiliates has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.

(b) Documents. The Company has provided or made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement in each case with respect to which the Company or any of its ERISA Affiliates has or may have any liability or obligation including, as applicable, all amendments thereto, all related trust documents, and the most recent summary plan description together with the summary(ies) of material modifications thereto, if any (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) all material written agreements and Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) each affirmative action plan, if applicable, (vi) all written communications, if in writing, or a description of such communications, of not in writing, material to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to the Company, (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (xi) the most recent IRS determination, opinion, notification and advisor letters issued with respect to each Company Employee Plan, if applicable. The Company has provided or made available to Parent correct and complete copies of all sub-plans, annexes or other documents regarding options plans intended to qualify with Section 102 of the ITA, together with applications to the ITA and agreements with the Section 102 Trustee.

(c) Employee Plan Compliance. The Company and each of its ERISA Affiliates has performed all obligations required to be performed by them under, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the Knowledge of the Company, for each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has, within the past six (6) years, maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code; or (iii) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers that are not ERISA Affiliates (including one or more self-employed individuals), or to their beneficiaries.

(e) No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g) International Employee Plan. Neither the Company nor any ERISA Affiliate currently has or has ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan with respect to which the Company or any of its ERISA Affiliates has or may have any liability or obligation.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination, post-retirement or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute.

(i) COBRA; FMLA; CFRA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state or foreign law applicable to the Employees. To the extent required under HIPAA and the regulations issued thereunder, the Company and each of its Subsidiaries has, prior to the Effective Time, performed all material obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither the Company nor any of its Subsidiaries has unsatisfied obligations to any Employees or their qualified beneficiaries pursuant to COBRA, HIPAA or any state or foreign law governing health care coverage or extension.

(j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(k) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, orders and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to employees: (i) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, national insurance, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or to the Knowledge of the Company, threatened claims or actions against the Company, any of its Subsidiaries or any trustee of the Company or any of its Subsidiaries under any worker’s compensation policy. The services provided by each of the Company’s and its Subsidiaries’ Employees are terminable at the will of the Company and its Subsidiaries and any such termination would result in no liability to the Company or any of its Subsidiaries, except as required by applicable Law. Section 3.26(k) of the Disclosure Schedule lists all material liabilities of the Company and its Subsidiaries to any Employee, that result from the termination by the Company, any of its Subsidiaries, Parent or Merger Sub of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. To the Knowledge of the Company, neither the Company nor any ERISA Affiliate has direct liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(l) Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union or other workers’ organization to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar legislation, whether domestic or foreign. Neither the Company nor any of its Subsidiaries is presently, or has it been in the past three (3) years, a party to, or bound by, any collective bargaining agreement, union contract or similar agreement with respect to employees, and no collective bargaining agreement or similar agreement is being negotiated by the Company or any of its Subsidiaries. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to or on the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.

(m) No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any Contract or agreement or subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company and its Subsidiaries or that would interfere with the Company Business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company Business as presently conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company Business as presently conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

(n) Certain Employee Matters. Section 3.26(n) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company and each of its Subsidiaries as of the date hereof and shows with respect to each such employee (i) the employee’s name, (ii) the date of hire, (iii) vacation and/or paid time-off eligibility for the current calendar year (including accrued and unpaid vacation from prior years), (iv) leave status, if applicable (including type of leave, expected return date for non disability related leaves and expiration dates for disability leaves), (v) visa status, if applicable, (vi) any prior notice period required for termination of employment, if any, (vii) the full-time or part-time status of such employee; (viii) the current base salary or base wage for the employee for the current calendar year, (ix) and current target bonus and/or commission opportunity for the employee for the current calendar year, and (x) the location where such employee performs services; and, with respect to Israeli Employees, (xi) social benefits, including entitlement to managers insurance, education fund (keren hishtalmut), pension fund or the use of a vehicle, and (xii) whether the employee is covered by Section 14 of the Severance Pay Law (5723-1963) and the date that such coverage commenced. Section 3.26(n) of the Disclosure Schedule contains an accurate and complete list of all individuals that have a consulting, non-vendor independent contractor or advisory relationship with the Company.

(o) Israeli Employees. Without limiting any other representations and warranties contained in this Section 3.26 with respect to employees of the Company or the Company’s Israeli Subsidiary who work in Israel, including consultants and freelancers who devote a majority of their working time to the business of the Company or any Affiliate of the Company (including the Company’s Israeli Subsidiary) or, due to the circumstances of their engagement, could otherwise be reasonably deemed to be subject to Israeli labor Laws (“Israeli Employees”):

(i) the employment of each Israeli Employee is subject to termination upon up to thirty (30) days’ prior written notice under the termination notice provisions included in the applicable employment Contract with such Israeli Employee or applicable Law;

(ii) all obligations of the Company or any of its Subsidiaries to provide statutory severance pay to all Israeli Employees in accordance with Section 14 of the Israeli Severance Pay Law (5723-1963) are fully funded or accrued on the Required Financial Statements;

(iii) no Israeli Employee’s employment by the Company’s Israeli Subsidiary requires any special license, permit or other approval by a Governmental Entity;

(iv) there are no unwritten policies, practices or customs of the Company or any of its Subsidiaries that, by extension, could reasonably be expected to entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by applicable Law or under the terms of such Israeli Employee’s employment Contract (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay when it is not required under applicable Law, etc.);

(v) all amounts that the Company’s Israeli Subsidiary is legally or contractually required either: (A) to deduct from Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, advance study fund (Keren Hishtalmut) or other similar funds; or (B) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Israeli Governmental Entity as required by the Israeli applicable Tax laws, have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any of its Subsidiaries has any outstanding obligation to make any such deduction, transfer, withholding or payment;

(vi) the Company’s Israeli Subsidiary is in compliance in all material respects with all Israeli applicable labor laws relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters, terms and conditions of employment related to employment of the Israeli Employees by the Company’s Israeli Subsidiary, including The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, The Salary Protection Law, 1958, and The Employment by Human Resource Contractors Law, 1996. The Company’s Israeli Subsidiary is not subject to, and no Israeli Employee benefits from, any extension order (Tzavei Harchava);

(vii) neither the Company nor any Affiliate of the Company (including the Company’s Israeli Subsidiary) has engaged any consultants, sub-contractors or freelancers who, according to Israeli Law, would be entitled to the rights of an employee vis-à-vis the Company or any Affiliate of the Company (including the Company’s Israeli Subsidiary), including rights to severance pay, vacation, recuperation pay (dmei havra’a) and other employee-related statutory benefits; and

(viii) the Company’s Israeli Subsidiary does not pay, and is not by Law or regulation required to pay, fees or dues to the Histadrut Labor Organization and/or the Manufacturers’ Association.

3.27 Insurance. Section 3.27 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any of its Subsidiaries has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past five years and remain in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or material premium increase with respect to, any of such policies. Neither the Company nor any Subsidiary of the Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan during the prior six (6) years.

3.28 Compliance with Laws. The Company and each of its Subsidiaries has complied in all material respects with, is not in violation of, and has not received any written notices of violation with respect to, any applicable Law, including all applicable export and import laws with respect to Company Products. Without limiting the foregoing, the Company’s Israeli Subsidiary does not use or develop, or engage in, encryption technology, technology with military applications, or other technology whose development, commercialization or export is restricted under applicable Israeli Law, and no business of the Company or any of its Subsidiaries requires any of them to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, Control of Products and Services Order (Export of Warfare Equipment and Defense Information) 1991, as amended.

3.29 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, (a) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (the “FCPA”) or Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or (d) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company and its Subsidiaries have established sufficient internal controls and procedures to ensure compliance with the FCPA and the Company has provided Parent with all of such documentation.

3.30 Substantial Suppliers.

(a) Section 3.30(a) of the Disclosure Schedule lists the ten (10) largest suppliers of each of the Company’s Subsidiaries on the basis of cost of goods or services purchased for the twelve (12) month period ending on the Balance Sheet Date. The Company does not have any suppliers

(b) No such supplier has (i) ceased or materially reduced its sales or provision of services to the Company and its Subsidiaries since the beginning of such twelve (12) month period, (ii) to the Knowledge of the Company, threatened to cease or materially reduce such sales or provision of services or (iii) to the Knowledge of the Company, been threatened with bankruptcy or insolvency.

3.31 Israeli Governmental Grants. Section 3.31 of the Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives, qualifications and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any other Governmental Authority, granted to the Company or its Subsidiaries, including “Approved Enterprise” or “Privileged Enterprise” Status from the Investment Center and any Grant from the OCS. The Company has delivered or made available to Parent accurate and complete copies of all documents requesting or evidencing Grants or amendments thereto submitted by the Company or any of its Subsidiaries and of all letters of approval, and supplements or amendments thereto, granted to the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, with respect to Grants from the OCS, Section 3.31 of the Disclosure Schedule includes the aggregate amounts of each Grant, the aggregate outstanding obligations thereunder of the Company and its Subsidiaries with respect to royalties, and a description setting out the product, technology or know-how developed with each Grant. The Company and its Subsidiaries are in material compliance with all of the terms, conditions and requirements of their respective Grants and have duly fulfilled all of the undertakings relating thereto. To the Knowledge of the Company, the Investment Center has no intention to revoke or materially modify any of the Grants. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated hereunder, would reasonably be expected to (with or without notice or lapse of time) give rise to any right to revoke, withdraw, suspend, cancel, terminate or modify any Grant identified or required to be identified in Section 3.31 of the Disclosure Schedule.

3.32 Complete Copies of Materials. The Company has made available to Parent true and complete copies of all Contracts and each other document (or summaries of same) that is referenced in the Disclosure Schedule.

3.33 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company that, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no further action is required on the part of Parent or Merger Sub to authorize entry into this Agreement or any Related Agreement to which Parent or Merger Sub is a party, or the consummation of the transactions contemplated hereby. This Agreement and any Related Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms.

4.3 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and any Related Agreements to which Parent or Merger Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with any of the following in such a manner as to materially adversely affect the ability of Parent or Merger Sub to consummate the Merger: (a) any provision of the certificate of incorporation or bylaws of either Parent or Merger Sub, in each case as amended, (b) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible).

4.4 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws; (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.5 Brokers’ and Finders’ Fees. Neither Parent nor Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will the Company or any Company Stockholder incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent or Merger Sub.

4.6 Availability of Funds. Parent has, and as of Closing will have, and will make available to Merger Sub, as appropriate, all funds necessary to satisfy all of Parent’s and Merger Sub’s obligations under this Agreement and the transactions contemplated hereby.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Affirmative Conduct of Company Business. Between the date hereof and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct the Company Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due (unless such Taxes are being contested in good faith and have been properly reserved for on the Current Balance Sheet in accordance with GAAP), pay or perform other obligations when due, and use commercially reasonable efforts to preserve intact the present business organizations of the Company, keep available the services of the present officers and employees of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing Company Business at the Effective Time.

5.2 Restrictions on Conduct of Company Business. Between the date hereof and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which will not be unreasonably delayed):

(a) cause or permit any modifications, amendments or changes to the Charter Documents, except the Charter Amendment;

(b) undertake any expenditure, transaction or commitment exceeding $50,000 individually or $100,000 in the aggregate or any commitment or transaction of the type described in Section 3.17(a) hereof;

(c) pay, discharge, waive or satisfy, in an amount in excess of $50,000 individually or $100,000 in the aggregate, any liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by GAAP;

(e) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement in respect of any Taxes, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, file any amended Return, or apply for, negotiate or receive a Tax ruling on its own behalf or on behalf of any of the stockholders or directors, officers or employees of the Company or its Subsidiaries;

(f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Common Stock) except in accordance with the agreements evidencing Company Options or Restricted Shares;

(h) adopt or amend any Company Employee Plan, enter into or amend any Employee Agreement, enter into any employment contract, increase or otherwise change the salary, wage rates, or other compensation (including equity based compensation) payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any such person, except payments made pursuant to written agreements existing on the date hereof and disclosed in Section 5.2(h) of the Disclosure Schedule, except as required to comply with applicable Law, and except for salary increases and the issuance of equity securities to employees in the ordinary course of business consistent with past practice;

(i) other than entering into Standard Form Contracts entered into in the ordinary course of business, (i) sell, lease, License or otherwise dispose of or grant any security interest in any of properties or assets of Company and its Subsidiaries, including the sale of any accounts receivable of the Company, except for the sale of properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practices, (ii) transfer to any Person any rights to any Company-Owned Intellectual Property or enter into any agreement or modify or amend any existing In License or Out License, or purchase or License any Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person, or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party;

(j) issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $50,000 individually or $100,000 in the aggregate;

(k) except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices, make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;

(l) incur any indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services in the ordinary course of business consistent with past practices), amend the terms of any outstanding loan agreement, guarantee any indebtedness of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;

(m) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except as required by GAAP;

(n) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any of its Subsidiaries or relating to any of their respective businesses, properties or assets;

(o) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, Company Capital Stock or other securities convertible into Company Capital Stock, or subscriptions, rights, warrants or options to acquire Company Capital Stock or other securities convertible into Company Capital Stock, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options and Company Warrants (including any amendments to such Company Options or Company Warrants agreements as are mutually agreed to by Parent and Company);

(p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any Company Products;

(q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreement;

(r) terminate, amend or otherwise modify (or agree to do so), violate the terms of, or make any payments resulting from agreed upon early termination of, any Material Contracts;

(s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material individually or in the aggregate, to the Company Business;

(t) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(u) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans; terminate any employees, or encourage or otherwise cause any employees to resign from the Company;

(v) grant any severance or termination pay (cash, equity or otherwise) to any officer or employee, except as required by applicable Law or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously made available to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(w) alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(x) cancel, amend or renew any insurance policy of the Company, other than in the ordinary course of business;

(y) apply for or receive any Grants; or

(z) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(y) hereof.

5.3 No Solicitation.

(a) The Company shall not (nor shall the Company permit, as applicable, any of its directors, officers or other employees, stockholders, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose or furnish any information not customarily disclosed in the ordinary course of business to any person concerning the business, technologies or properties of the Company and which the Company reasonably believes will or is likely to be used with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding),

(iii) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company, or (iv) enter into any agreement with any person providing for the acquisition of the Company (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise.

(b) The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) of Section 5.3(a) hereof.

(c) In the event that the Company or any of the Company’s Affiliates shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 5.3(a) hereof, or any request for disclosure as referenced in clause (ii) of Section 5.3(a) hereof, the Company shall (i) immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (ii) immediately thereafter, notify Parent thereof, which notice shall contain (1) the pricing, terms, conditions and other material provisions of such proposed transaction contained in such offer, proposal or request, (2) the identity of the proposed party or parties to such proposed transaction (3) a copy of the written agreement or other documentation setting forth the terms of the proposed transaction, and (4) such other information related thereto as Parent may reasonably request.

(d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Required Stockholder Approval.

(a) The Company shall obtain the Required Stockholder Approval promptly, but in no event later than eight (8) hours following the execution of this Agreement. In addition, the Company shall take all necessary actions in accordance with this Agreement to cause each such Company Stockholder that executed a copy of the Stockholder Written Consent as part of the Required Stockholder Approval to deliver an executed Joinder Agreement contemporaneously with the signing of this Agreement. Promptly upon obtaining the Required Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable, send to all Company Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to Delaware Law (the date such materials are sent, the “Notice Mailing Date”). Such materials submitted to the Company Stockholders in connection with such Stockholder Written Consents shall be subject to review and comment by Parent and shall include an information statement regarding the Company, the terms of this Agreement and the Merger and the unanimous recommendation of the Company’s board of directors that the Company Stockholders not exercise their dissenters or appraisal rights under Delaware Law in connection with the Merger (the “Information Statement”). In addition, as soon as practicable following the execution and delivery of this Agreement, the Company shall use its commercially reasonable best efforts to solicit a Joinder Agreement and a Stockholder Waiver from each Company Stockholder that did not execute and deliver a Joinder Agreement and Stockholder Waiver contemporaneously with the

Stockholder Written Consent. Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Company Stockholders contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The parties shall update, amend and supplement the Information Statement from time to time as may be required by applicable laws.

(b) Promptly following the execution of this Agreement, but in no event later than five (5) Business Days after the date Parent has approved such materials pursuant to Section 6.1(a) (provided that such approval shall not be unreasonably withheld, conditioned or delayed), the Company shall (i) obtain from each Person who might receive any payments and/or benefits referred to in this Section 6.1(b) an executed 280G Waiver, substantially in the form attached hereto as Exhibit C and (ii) submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Parent) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits, if any, that may, separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G of the Code and the regulations promulgated thereunder (which determination shall be made by the Company, subject to review and approval by Parent, which shall not be unreasonably withheld or delayed), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and, if applicable, prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent (i) that a Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the 280G Waiver described herein.

(c) The board of directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 6.1(a) hereof and the matters, if any, required pursuant to Section 6.1(b), nor its unanimous recommendation that the Company Stockholders not exercise their dissenters or appraisal rights under Delaware Law in connection with the Merger.

(d) The Company shall use commercially reasonable efforts to enforce the drag-along provisions set forth in Section 2.6(a) of the Fourth Amended and Restated Stockholders Agreement by and among the Company and certain Company Stockholders identified therein, dated July 31, 2009.

6.2 Access to Information. Between the date hereof and the Effective Time, the Company shall afford Parent and its accountants, counsel and other representatives reasonable access to (a) all of the properties, books, Contracts, commitments and records of the Company, including all Company-Owned Intellectual Property (including access to design processes and methodologies and all source code), (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (c) all employees of the Company as identified by Parent. Between the date hereof and the Effective Time, the Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request; provided, however, that no information discovered through the access afforded by this Section 6.2 shall (x) limit or otherwise affect any remedies available to the party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.3 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.4 Confidentiality. Each of Parent, Merger Sub and the Company hereby agrees that the information obtained in any investigation pursuant to Section 6.2 hereof or pursuant to any notice provided under Section 6.3 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Confidentiality and Non-Disclosure Agreement, dated May 26, 2010, between Parent and the Company (the “Confidentiality Agreement”).

6.5 Public Disclosure. Parent and the Company agree to announce the execution of this Agreement in a press release at such time and in such form as is mutually agreed upon by each of Parent and the Company. The Company shall not (and shall instruct its representatives not to) issue any other statement or communication to any third Person (other than its representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent. Parent shall not (and shall instruct its representatives not to) issue any other statement or communication to any third Person (other than its representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without first consulting the Company, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of Nasdaq.

6.6 Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective commercially reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other parties hereto to effect the Merger, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their commercially reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law; provided, however, nothing contained in this Agreement, will require Parent or any of its Affiliates to (i) appeal any preliminary injunction entered in connection with the foregoing or (ii) agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or Affiliates or of the Company or its Subsidiaries, (y) the imposition of any material limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its

Subsidiaries, or (z) the imposition of any material impediment on Parent, its Subsidiaries or Affiliates or the Company or its Subsidiaries under any Antitrust Laws (any such action described in (x), (y) or (z), an “Action of Divestiture”). In connection with obtaining such clearances or approvals, the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Fees payable to Governmental Entities in connection with filings required by any Antitrust Laws will be borne 50% by the Company and 50% by Parent. In connection with the foregoing, each of Parent, Merger Sub and the Company (i) will promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity and, subject to applicable Law, provide the other party with a copy of any such written communication (or written summary of any oral communication) and (ii) will not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate thereat.

6.7 Contract Consents, Amendments and Terminations.

(a) The Company shall (i) use commercially reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 3.5 of the Disclosure Schedule, and (ii) obtain all necessary consents, waivers and approvals of any parties to any Contracts listed on Schedule 7.2(g)(i) as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time. Such consents, modifications, waivers and approvals shall be in a form acceptable to Parent. In the event that the other parties to any such Contract, including a lessor or licensor of any Leased Real Property, conditions its grant of a consent, modification, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request pursuant to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), the Company shall be responsible for making all payments or providing such additional security required to obtain such consent, modification, waiver or approval and shall indemnify, defend, protect and hold harmless Parent from all losses, costs, claims, liabilities and damages arising from the same. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, the stockholders of the Company or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

(b) The Company shall send each of the notices set forth in Schedule 7.2(g)(ii) hereto (the “Cancellation Notices”) promptly following the date hereof. The Company shall be responsible for making any payments required in connection with the Cancellation Notices and shall indemnify, defend, protect and hold harmless Parent from all Losses arising from the same and shall reflect such payment or other consideration incurred by the Company as of the Closing Date or anticipated to be incurred or payable after the Closing on the Statement of Expenses.

6.8 Pre-Closing Employee Matters.

(a) The Company shall cause each current employee of the Company and each former employee of the Company who is listed on Schedule 6.8(a) hereto to have entered into and executed, and each person who becomes an employee of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement with the Company enforceable and effective as of such employee’s first date of employment or service. The Company shall cause each current consultant or contractor of the Company, and each former consultant or contractor of the Company who is listed on Schedule 6.8(a) hereto, to have entered into and executed, and each Person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company enforceable and effective as of such consultant or contractor’s first date of service.

(b) The Company shall, prior to the Closing, cause each officer and director of the Company and each of the Company’s Subsidiaries to execute a resignation and release letter in the form attached hereto as Exhibit D (the “Director and Officer Resignation and Release Letter”), effective as of the Effective Time.

6.9 Post-Closing Employee Matters.

(a) Parent or its Affiliates may offer certain employees, including the Key Employees, “at-will” employment by Parent and/or the Surviving Corporation as a Continuing Employee, to be effective as of the Closing Date, upon proof of a legal right to work in the United States. Such “at-will” employment will: (i) be set forth in offer letters on Parent’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with Parent’s applicable policies and procedures, including employment background checks and the execution of Parent’s employee proprietary information agreement, governing employment conduct and performance, (iii) have terms, including the position and salary, which will be determined by Parent, (iv) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such Employee may otherwise have been entitled, and (v) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date.

(b) Continuing Employees shall be eligible to receive employee benefits consistent with Parent’s applicable human resources policies.

6.10 Agreements and Documents Delivered at Signing. The Company shall use all reasonable efforts to cause each agreement and document that was executed by any Person and delivered to Parent prior to or concurrent with the execution of this Agreement, including each Stockholder Written Consent, Key Employee Proprietary Information Agreement, Key Employee Agreement and 280G Waiver, to remain in full force and effect through the Closing Date.

6.11 83(b) Elections. The Company shall deliver to Parent and the Securityholder Representative, not less than five Business Days prior to the Closing, copies of all elections filed or to be filed with the Internal Revenue Service under Section 83(b) of the Code in connection with purchases of the Restricted Shares prior to the date of this Agreement but for which an 83(b) election was made or shall be made following the date of this Agreement.

6.12 Termination of Certain Benefit Plans. Effective as of no later than the day immediately preceding the Closing Date, the Company and any ERISA Affiliate shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges and/or fees shall be included in Third Party Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than 15 calendar days prior to the Closing Date.

6.13 Expense. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses; provided, that Parent shall reimburse the Company for up to $500,000 of fees and expenses of Ernst & Young and other accounting consulting fees and expenses. The Company shall provide Parent with a statement of Estimated Third Party Expenses showing detail of both the paid and unpaid Third Party Expenses incurred by the Company as of the Closing Date, or anticipated to be incurred or payable by the Company after the Closing Date, not less than ten (10) Business Days prior to the Closing Date in the form attached hereto as Exhibit E (the “Statement of Expenses”), and the Statement of Expenses shall be certified by the Company’s Chief Financial Officer as true and correct as of the Closing Date in a form acceptable to Parent. The Statement of Expenses will reflect all Third Party Expenses incurred or expected to be incurred by the Company as a result of the negotiation and effectuation of this Agreement and the transactions contemplated hereby (including any Third Party Expenses anticipated to be incurred after the Closing). Any Third Party Expenses that are not reflected on the Statement of Expenses (“Excess Third Party Expenses”) shall be paid out of the Base Escrow Amount. The Company shall use its best efforts to pay all Third Party Expenses prior to the Closing Date, and no Third Party Expenses for services rendered on or prior to the Closing Date shall be incurred by the Company or on behalf of the Surviving Corporation after the Closing Date without the express prior written consent of Parent.

6.14 Spreadsheets.

(a) Closing Date Spreadsheet. The Company shall deliver to Parent a spreadsheet (the “Closing Date Spreadsheet”) substantially in the form attached hereto as Schedule 6.14(a), which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date and which shall include, among other things, as of the Closing, (i) (A) the names of all Company Stockholders and their respective addresses as stated on the books and records of the Company, (B) the number and type of shares of Company Capital Stock held by such Company Stockholder, (C) the liquidation preference applicable to each share of Company Preferred Stock or Class A Common Stock, (D) the aggregate per share amount of Adjusted Merger Consideration (less the Base Escrow Amount, the Sales Tax Escrow Amount and the Securityholder Representative Expenses Reserve) payable to each Company Stockholder as of the Closing Date, (E) (x) each Company Stockholder’s portion, determined in accordance with the Company’s certificate of incorporation (as amended by the Charter Amendment) of the Adjusted Merger Consideration (less the Base Escrow Amount, the Sales Tax Escrow Amount and the Securityholder Representative Expenses Reserve) and, (y) for purposes of indemnification claims to the extent the amount of any such claim exceeds the amounts in the Escrow Fund available at such time to satisfy such claim, each Company Stockholder’s resulting percentage of the aggregate merger consideration paid to date, and (F) such other information relevant thereto which Parent or the Securityholder Representative may reasonably request, and (ii) (A) the names of all former holders of Company Warrants and their respective addresses as stated on the books and records of the Company, (B) the number and type of shares of Company Capital Stock underlying each Company Warrant held by such holder, (C) the exercise price of each such Company Warrant, (D) the aggregate per share amount of Adjusted Merger Consideration (less the Base Escrow Amount, the Sales Tax Escrow Amount and the Securityholder Representative Expenses Reserve) payable to each holder of a Company Warrant as of the Closing Date with respect to all Company Warrants held by such holder (after deduction of the aggregate exercise price of all such Company Warrants), (E) (x) each former holder of Company Warrants’s portion, determined in accordance with the Company’s certificate of incorporation (as amended by the Charter Amendment) of the Adjusted Merger Consideration (less the Base Escrow Amount, the Sales Tax Escrow Amount and the Securityholder Representative Expenses Reserve) and, (y) for purposes of indemnification claims to the extent the amount of any such claim exceeds the amounts in the Escrow Fund available at such time to satisfy such claim, each former holder of Company Warrants’s resulting percentage of the aggregate merger consideration paid to date, and (F) such other information relevant thereto which Parent or the Securityholder Representative may reasonably request. The Company shall deliver a preliminary draft of the spreadsheet to Parent at least ten (10) Business Days prior to the Closing Date, which spreadsheet shall be updated from time to time prior to the Closing Date and shall ultimately be dated as of the Closing Date.

(b) Initial Escrow Release Spreadsheet. The Securityholder Representative shall deliver to Parent a spreadsheet (the “Initial Escrow Release Spreadsheet”), with a copy to the Escrow Agent, which shall include, among other things, as of such date (after giving effect to the recalculation of the Adjusted Merger Consideration as a result of the distributions from the Escrow Fund contemplated by the first sentence of Section 8.7(b)(i)), (i) (A) the names of all Company Stockholders, (B) the number and type of shares of Company Capital Stock held by such Company Stockholder, (C) the liquidation preference applicable to each share of Company Preferred Stock and Class A Common Stock, (D) the aggregate per share amount of the Initial Escrow Distribution, if any, to be distributed to each Company Stockholder as of the Escrow Period termination date, (E) (x) each Company Stockholder’s portion, determined in accordance with the Company’s certificate of incorporation (as amended by the Charter Amendment) of the Adjusted Merger Consideration (after giving effect to the distributions contemplated on the Initial Escrow Release Spreadsheet) and, (y) for purposes of indemnification claims to the extent the amount of any such claim exceeds the amounts in the Escrow Fund available at such time to satisfy such claim, each Company Stockholder’s resulting percentage of the aggregate merger consideration paid to date, and (F) such other information relevant thereto which Parent may reasonably request, and (ii) (A) the names of all former holders of Company Warrants, (B) the number and type of shares of Company Capital Stock underlying each Company Warrant held by such holder, (C) the aggregate per share amount of the Initial Escrow Distribution, if any, to be distributed as of the Escrow Period termination date to each holder of a Company Warrant as of the Closing Date with respect to all Company Warrants held by such holder, (D) (x) each former holder of Company Warrants’s portion, determined in accordance with the Company’s certificate of incorporation (as amended by the Charter Amendment) of the Adjusted Merger Consideration (after giving effect to the distributions contemplated on the Initial Escrow Release Spreadsheet) and, (y) for purposes of indemnification claims to the extent the amount of any such claim exceeds the amounts in the Escrow Fund available at such time to satisfy such claim, each former holder of Company Warrants’s resulting percentage of the aggregate merger consideration paid to date, and (E) such other information relevant thereto which Parent may reasonably request. The Securityholder Representative shall deliver the Initial Escrow Release Spreadsheet to Parent no later than three (3) Business Days following the Escrow Period termination date.

(c) Final Escrow Release Spreadsheet. The Securityholder Representative shall deliver to Parent a spreadsheet (the “Final Escrow Release Spreadsheet”), with a copy to the Escrow Agent, which shall include, among other things, as of such date (after giving effect to the recalculation of the Adjusted Merger Consideration as a result of the Final Escrow Distribution), (i) (A) the names of all Company Stockholders, (B) the number and type of shares of Company Capital Stock held by such Company Stockholder, (C) the liquidation preference applicable to each share of Company Preferred Stock and Class A Common Stock, (D) the aggregate per share amount of the Final Escrow Distribution, if any, to be distributed to each Company Stockholder as of the Final Escrow Distribution Date, (E) (x) each Company Stockholder’s portion, determined in accordance with the Company’s certificate of incorporation (as amended by the Charter Amendment) of the Adjusted Merger Consideration (after giving effect to the distributions contemplated on the Final Escrow Release Spreadsheet) and, (y) for purposes of indemnification claims to the extent the amount of any such claim exceeds the amounts in the Escrow Fund available at such time to satisfy such claim, each Company Stockholder’s resulting percentage of the aggregate merger consideration paid to date, and (F) such other information relevant thereto which Parent may reasonably request, and (ii) (A) the names of all former holders of Company Warrants, (B) the number and type of shares of Company Capital Stock underlying each Company Warrant held by such holder, (C) the aggregate per share amount of the Final Escrow Distribution, if any, to be distributed as of the Final Escrow Distribution Date to each holder of a Company Warrant as of the Closing Date with respect to all Company Warrants held by such holder, (D) (x) each former holder of Company Warrants’s portion, determined in accordance with the Company’s certificate of incorporation (as amended by the Charter Amendment) of the Adjusted Merger Consideration (after giving effect to the distributions contemplated on the Final Escrow Release Spreadsheet) and, (y) for purposes of indemnification claims to the extent the amount of any such claim exceeds the amounts in the Escrow Fund available at such time to satisfy such claim, each former holder of Company Warrants’s resulting percentage of the aggregate merger consideration paid to date, and (E) such other information relevant thereto which Parent may reasonably request. The Securityholder Representative shall deliver the Final Escrow Release Spreadsheet to Parent no later than three (3) Business Days following the resolution of all Unresolved Claims after the Escrow Period termination date.

(d) Initial Sales Tax Escrow Release Spreadsheet. The Securityholder Representative shall deliver to Parent a spreadsheet (the “Initial Sales Tax Escrow Release Spreadsheet”), with a copy to the Escrow Agent, which shall include, among other things, as of such date (after giving effect to the recalculation of the Adjusted Merger Consideration as a result of the Initial Sales Tax Escrow Distribution), (i) (A) the names of all Company Stockholders, (B) the number and type of shares of Company Capital Stock held by such Company Stockholder, (C) the liquidation preference applicable to each share of Company Preferred Stock and Class A Common Stock, (D) the aggregate per share amount of the Initial Sales Tax Escrow Distribution, if any, to be distributed to each Company Stockholder as of the Sales Tax Escrow Termination Date, (E) (x) each Company Stockholder’s portion, determined in accordance with the Company’s certificate of incorporation (as amended by the Charter Amendment) of the Adjusted Merger Consideration (after giving effect to the distributions contemplated on the Initial Sales Tax Escrow Release Spreadsheet) and, (y) for purposes of indemnification claims to the extent the amount of any such claim exceeds the amounts in the Escrow Fund available at such time to satisfy such claim, each Company Stockholder’s resulting percentage of the aggregate merger consideration paid to date, and (F) such other information relevant thereto which Parent may reasonably request, and (ii) (A) the names of all former holders of Company Warrants, (B) the number and type of shares of Company Capital Stock underlying each Company Warrant held by such holder, (C) the aggregate per share amount of the Initial Sales Tax Escrow Distribution, if any, to be distributed as of the Sales Tax Escrow Termination Date to each holder of a Company Warrant as of the Closing Date with respect to all Company Warrants held by such holder, (D) (x) each former holder of Company Warrants’s portion, determined in accordance with the Company’s certificate of incorporation (as amended by the Charter Amendment) of the Adjusted Merger Consideration (after giving effect to the distributions contemplated on the Initial Sales Tax Escrow Release Spreadsheet) and, (y) for purposes of indemnification claims to the extent the amount of any such claim exceeds the amounts in the Escrow Fund available at such time to satisfy such claim, each former holder of Company Warrants’s resulting percentage of the aggregate merger consideration paid to date, and (E) such other information relevant thereto which Parent may reasonably request. The Securityholder Representative shall deliver the Initial Sales Tax Escrow Release Spreadsheet to Parent no later than three (3) Business Days following the Sales Tax Escrow Termination Date.

(e) Final Sales Tax Escrow Release Spreadsheet. The Securityholder Representative shall deliver to Parent a spreadsheet (the “Final Sales Tax Escrow Release Spreadsheet”), with a copy to the Escrow Agent, which shall include, among other things, as of such date (after giving effect to the recalculation of the Adjusted Merger Consideration as a result of the Final Sales Tax Escrow Distribution), (i) (A) the names of all Company Stockholders, (B) the number and type of shares of Company Capital Stock held by such Company Stockholder, (C) the liquidation preference applicable to each share of Company Preferred Stock and Class A Common Stock, (D) the aggregate per share amount of the Final Sales Tax Escrow Distribution, if any, to be distributed to each Company Stockholder as of the Final Sales Tax Escrow Distribution Date, (E) (x) each Company Stockholder’s portion, determined in accordance with the Company’s certificate of incorporation (as amended by the Charter Amendment) of the Adjusted Merger Consideration (after giving effect to the distributions contemplated on the Final Sales Tax Escrow Release Spreadsheet) and, (y) for purposes of indemnification claims to the extent the amount of any such claim exceeds the amounts in the Escrow Fund available at such time to satisfy such claim, each Company Stockholder’s resulting percentage of the aggregate merger consideration paid to date, and (F) such other information relevant thereto which Parent may reasonably request, and (ii) (A) the names of all former holders of Company Warrants, (B) the number and type of shares of Company Capital Stock underlying each Company Warrant held by such holder, (C) the aggregate per share amount of the Final Sales Tax Escrow Distribution, if any, to be distributed as of the Final Sales Tax Escrow Distribution Date to each holder of a Company Warrant as of the Closing Date with respect to all Company Warrants held by such holder, (D) (x) each former holder of Company Warrants’s portion, determined in accordance with the Company’s certificate of incorporation (as amended by the Charter Amendment) of the Adjusted Merger Consideration (after giving effect to the distributions contemplated on the Final Sales Tax Escrow Release Spreadsheet) and, (y) for purposes of indemnification claims to the extent the amount of any such claim exceeds the amounts in the Escrow Fund available at such time to satisfy such claim, each former holder of Company Warrants’s resulting percentage of the aggregate merger consideration paid to date, and (E) such other information relevant thereto which Parent may reasonably request. The Securityholder Representative shall deliver the Final Sales Tax Escrow Release Spreadsheet to Parent no later than three (3) Business Days following the resolution of all Unresolved Sales Tax Claims after the Sales Tax Escrow Termination Date.

6.15 Release of Liens; Payoff Letter. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 7.2(p) hereto, and shall use its commercially reasonable efforts to obtain a payoff letter from Orix Venture Finance, dated as of the Closing Date, providing for the release of all Liens held by Orix Venture Finance and its Affiliates in respect of the Company’s and its Subsidiaries’ assets, upon payment of the amount set out in such payoff letter.

6.16 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.17 Required Financial Statements. Until the Closing Date, the Company shall, as promptly as practicable but in no event later than fifteen (15) days after the end of each calendar month, prepare and make available to Parent an unaudited consolidated balance sheet and statements of operations of the Company and its Subsidiaries for such calendar month. Such unaudited consolidated financial statements shall be prepared on a basis consistent with the preparation of the Financial Statements and shall fairly present the Company’s consolidated financial condition and operating results as of and for each such monthly period. Until the Closing Date, the Company shall, as promptly as practicable but in no event later than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement, prepare and make available to Parent unaudited consolidated balance sheets and related statements of income, cash flow and stockholders’ equity as of and for each such quarterly period, which quarterly financial statements shall be reviewed by Ernst & Young, the Company’s independent auditors, and which quarterly financial statements shall be in form and substance sufficient to satisfy the requirements of Regulation S-X of the Securities Exchange Act as it relates to Parent.

6.18 OCS Notice. As promptly as practicable following the date hereof, the Company shall provide notice to the OCS of the change of ownership of the Company to be effected by the Merger (the “OCS Notice”).

6.19 Post-Closing Tax Covenants

(a) Tax Return Filing.

(i) Parent shall be responsible for the preparation and filing of all Returns of the Surviving Corporation and its Subsidiaries that are required to be filed after the Closing Date by or with respect to the Company and each Subsidiary for taxable years or periods ending on or before the Closing Date (“Pre-Closing Period Return”). In addition, Parent shall be responsible for the preparation and timely filing of any Return relating to any Straddle Period that is required to be filed after the Closing Date (“Straddle Period Return”). The expense of preparing and filing any Pre-Closing Period Return or Straddle Period Return shall be borne by the Surviving Corporation. Pre-Closing Period Returns and Straddle Period Returns shall be filed in a manner consistent with past practice (unless required by applicable Law to be filed in a different manner), and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior income periods in filing such Pre-Closing Period Returns and Straddle Period Returns (including any position which would have the effect of accelerating or deferring income or deductions from one period to another period (including from one portion of a Straddle Period to another)) unless required by applicable Law or unless such position, election or method does not give rise to a Loss of an Indemnified Party subject to the indemnification provisions of Article VIII. Pre-Closing Period Returns and Straddle Period Returns relating to income Taxes to be prepared by Parent shall be submitted to the Securityholder Representative not later than fifteen (15) days prior to the due date for filing such Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the Securityholder Representative (such approval not to be unreasonably withheld, it being agreed and understood that Parent may file such Returns without first obtaining the approval of the Securityholder Representative, but any such Return filed without the approval of the Securityholder Representative shall not be dispositive for purposes of determining the existence or amount of any Loss that would be indemnifiable pursuant to the provisions of Article VIII) and a copy of any such Return filed by Parent shall be provided to the Securityholder Representative upon request. All Taxes due on Pre-Closing Period Returns and Straddle Period Returns shall be paid by the Surviving Corporation or its Subsidiaries, as appropriate, and shall be, for the avoidance of doubt, subject to the indemnification provisions of Article VIII hereof, together with any Losses related thereto.

(ii) If Parent, any Affiliate of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries amends any Return filed by the Company or its Subsidiaries prior to the date of this Agreement, such amended Return shall be filed in a manner consistent with past practice (unless required by applicable Law to be filed in a different manner or unless such inconsistent manner does not give rise to a Loss of an Indemnified Party subject to the indemnification provisions of Article VIII), and Parent shall submit any amended Return relating to income Taxes to the Securityholder Representative not later than fifteen (15) days prior to the filing of such amended Return for review and approval by the Securityholder Representative (such approval not to be unreasonably withheld, it being agreed and understood that Parent may file such amended Returns without first obtaining the approval of the Securityholder Representative, but any such Return filed without the approval of the Securityholder Representative shall not be dispositive for purposes of determining the existence or amount of any Loss that would be indemnifiable pursuant to the provisions of Article VIII).

(b) Allocation for Straddle Period. For purposes of this Agreement, the amount of Taxes of the Company and its Subsidiaries attributable to the pre-Closing portion of any taxable period beginning before and ending after the Closing Date (the “Straddle Period”) shall be determined based upon a hypothetical closing of the taxable year on such Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period (except to the extent of any extraordinary actions taken by Parent after the Closing on the Closing Date); provided, however, real and personal property Taxes (which are not based on income) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period.

(c) Refunds. Any refund of Taxes of the Company and its Subsidiaries plus any interest received with respect thereto from a Governmental Entity for the taxable periods or portions thereof ending on or before the Closing Date (including without limitation, refunds arising from amended Returns filed after the Closing Date, but excluding any refunds attributable to the carryback of a loss, credit or other Tax attribute arising in a post-Closing period to a pre-Closing period) shall be for the benefit of the Company Securityholders and, if received by Parent, the Surviving Corporation or any of their respective Subsidiaries, shall be deposited in the Escrow Fund if received prior to the Escrow Period termination date and to Parent’s paying agent for distribution to the Company Securityholders thereafter, in either case within ten (10) calendar days after receipt thereof by Parent, the Surviving Corporation or any of their respective Subsidiaries. Any refunds or credits of Taxes of the Company or its Subsidiaries for any Straddle Period shall be apportioned between the Company Securityholders and Parent in the same manner as the liability for such Taxes is apportioned pursuant to Section 6.19(b).

(d) Cooperation. The Securityholder Representative and Parent agree to furnish or cause to be furnished to each other, and upon request, as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to the Company’s and its Subsidiaries’ Tax liability. The requesting party shall bear all reasonable out-of-pocket costs and expenses incurred by the other party hereto in providing such assistance.

(e) Disputes. For the avoidance of doubt, all disputes relating to Taxes shall be resolved in accordance with the provisions of Article VIII.

(f) Survival. This Section 6.19 shall survive until sixty (60) days after the expiration of the statute of limitations with respect to the applicable Tax.

(g) Transfer Taxes. Any transfer, documentation, sales, use, stamp, registration, and similar Taxes incurred in connection with this Agreement or any transaction or document contemplated thereby shall be borne 50% by Parent and 50% by the Company Securityholders.

6.20 Indemnification of Company Directors and Officers.

(a) If the Merger is consummated, then until the sixth anniversary of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Persons”) pursuant to any indemnification provisions under the Charter Documents as in effect on the date of this Agreement, and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time. In connection therewith Parent shall advance expenses to the Company Indemnified Persons as incurred to the extent provided for under the Company Indemnification Provisions, provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any claims for indemnification made under this Section 6.20(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b) The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain, at no expense to the Company Indemnified Persons, in effect for six (6) years after the Effective Time, an insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance with respect to acts or omissions existing or occurring at or prior to the Effective Time in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the Effective Time under the Company’s directors’ and officers’ liability insurance policy; provided, however, that if such “tail” or other policies are not available at an aggregate cost not greater than 200% of the last annual premium paid prior to the date hereof under such policy (the “Insurance Cap”), then the Surviving Corporation shall cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.

(c) Notwithstanding anything to the contrary in this Section 6.20, nothing in this Section 6.20 shall be deemed to release and Company Securityholder or any affiliate of such Company Securityholder who is also an officer or director of the Company from his, her or its indemnity obligations as a securityholder under Article VIII hereof, nor shall such Company Securityholder or any affiliate of such Company Securityholder have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party against such Company Securityholder or any affiliate of such Company Securityholder in his, her or its capacity as a company Securityholder pursuant to Article VIII hereof.

(d) This Section 6.20 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Person, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Company Indemnified Persons.

6.21 Satisfaction of Stockholder Loans. All outstanding loans to Company Stockholders identified on Section 3.2(e) of the Disclosure Schedule shall have been paid off in full prior to the Effective Time.

6.22 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following condition:

(a) Stockholder Approval. The Required Stockholder Approval shall have been obtained.

(b) Regulatory Approvals; HSR Act. All waiting periods (and extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or otherwise been terminated, and all approvals under applicable foreign Antitrust Laws shall have been obtained (or the waiting periods thereunder shall have expired or terminated early).

(c) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Material Adverse Effect. Since the date hereof, there shall not have occurred any event or condition of any kind or character that has had or could be reasonably expected to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.

(c) 280G Stockholder Approval.

(i) Each Person who might receive any payments and/or benefits referred to in Section 6.1(b) hereof shall have executed and delivered to the Company a 280G Waiver, and such 280G Waiver shall be in effect immediately prior to the Effective Time.

(ii) With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code with respect to any employees, the stockholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner, and Parent and its Subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(d) Appraisal Rights.

(i) The Company shall have delivered notice in accordance with the applicable provisions of Delaware Law such that no stockholder of the Company will be able to exercise appraisal rights if such stockholder has not perfected such appraisal rights prior to Closing.

(ii) Company Stockholders holding no more than five (5%) percent of the Total Outstanding Shares shall have perfected, or continue to have a right to exercise appraisal rights or other similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(e) Litigation. There shall be no (i) action, suit, claim, order, injunction or proceeding of any nature pending against Parent or the Company, their respective properties or any of their respective officers, directors or Subsidiaries (A) by any Company Securityholder arising out of, or related to, the Merger or the other transactions contemplated by the terms of this Agreement, or (B) by any Governmental Entity arising out of, or related to, the Merger or the other transactions contemplated by the terms of this Agreement, or (ii) material action, suit, claim, order, injunction or proceeding of any nature pending against Parent or the Company, their respective properties or any of their respective officers, directors or Subsidiaries by any Person (other than a Company Securityholder or Governmental Entity) arising out of, or related to, the Merger or the other transactions contemplated by the terms of this Agreement.

(f) Exercise, Termination or Conversion of Company Warrants. The Company shall have taken all necessary actions to provide for the cancellation or termination or conversion of all Company Warrants, if any, that are outstanding prior to the Effective Time, and each such Company Warrant shall have been either (i) exercised by the holder(s) of such Company Warrants in full or (ii) to the extent not exercised in full, terminated, cancelled or automatically converted into shares of Company Preferred Stock or Company Class A Common Stock as of immediately prior to the Closing, either pursuant to their own terms or pursuant to an agreement with the holder(s) thereof, and the Company shall have delivered to Parent written evidence of such exercise, termination, cancellation or conversion.

(g) Third Party Contracts.

(i) The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 7.2(g)(i) hereto.

(ii) The Company shall have sent the cancellation notices set forth on Schedule 7.2(g)(ii) hereto.

(h) Proprietary Information and Inventions Assignment Agreement. The Company shall have provided evidence satisfactory to Parent that as of the Closing each current and former employee, consultant and contractor of the Company has entered into and executed an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable.

(i) New Employment Arrangements. Each of the Key Employees shall have entered into “at-will” employment arrangements with Parent and/or the Surviving Corporation pursuant to their execution of a Key Employee Agreement which shall be in full force and effect, (ii) shall have agreed to be employees of Parent after the Closing, (iii) shall be employees of the Company immediately prior to the Effective Time and (iv) shall not have taken any action or expressed any intent to terminate or modify such acceptance or intent to leave the employ of Parent or the Company following the Effective Time.

(j) Proprietary Information Agreements. Each of the Key Employees shall have executed and delivered to Parent a Key Employee Proprietary Information Agreement, and such Key Employee Proprietary Information Agreement shall be in effect immediately prior to the Effective Time.

(k) Resignation of Officers and Directors. Parent shall have received a duly executed Director and Officer Resignation and Release Letter from each of the officers and directors of the Company and each of its Subsidiaries effective as of the Effective Time.

(l) Termination of Benefit Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 6.12 hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all plans and arrangements set forth in Section 6.12 have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 6.12 hereof.

(m) Net Debt Certificate. Parent shall have received the Net Debt Certificate.

(n) Statement of Expenses. Parent shall have received the Statement of Expenses.

(o) Closing Date Spreadsheet. Parent shall have received the Closing Date Spreadsheet, certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date.

(p) Release of Liens. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 7.2(p) hereto.

(q) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in a form reasonably satisfactory to Parent and its outside legal counsel.

(r) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i) the representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date;

(ii) the Company has performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing; and

(iii) the conditions to the obligations of Parent and Merger Sub set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(s) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents and the Charter Amendment, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Required Stockholder Approval shall have been obtained.

(t) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two Business Days prior to Closing with respect to the Company.

(u) Certificate of Status of Foreign Corporation. Parent shall have received a Certificate of Good Standing from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, to the extent such certificates are available under applicable Law in the relevant jurisdiction, all of which are dated within two (2) Business Days prior to the Closing.

(v) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate.

(w) Joinder Agreements. Parent shall have received a duly executed Joinder Agreement from the holders of outstanding shares of Company Capital Stock as of immediately prior to the Effective Time entitled to receive, in the aggregate, at least 95% of the Adjusted Merger Consideration, pursuant to the terms of this Agreement.

(x) OCS Notice. The Company shall have provided the OCS Notice.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement (other than the representations and warranties of Parent and Merger Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) each of Parent and Merger Sub shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent by a President or a Vice President for and on its behalf to the effect that, as of the Closing:

(i) all representations and warranties made by Parent and Merger Sub in this Agreement (other than the representations and warranties of Parent and Merger Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date; and

(ii) Parent and Merger Sub have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

8.1 Survival.

(a) The representations and warranties of the Company set forth in this Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement, shall survive the Closing and the Effective Time until 11:59 p.m., California time, on the date that is twelve (12) calendar months following the Closing Date (the “Escrow Period”), except to the extent subject to a pending claim for indemnification set forth in a Claim Certificate delivered prior to the termination of the Escrow Period, in which case such representation or warranty shall survive, with respect to such pending claim only, until such claim is resolved; provided, however, that (i) in the event of fraud or willful misrepresentation of a representation or warranty, such representation or warranty shall survive the Closing and the Effective Time until 11:59 p.m., California time, on the date that is sixty (60) days after the expiration of the statutes of limitations (including extensions thereof) applicable to claims for fraud or willful misrepresentation, as the case may be, and (ii) the representations and warranties of the Company set forth in Section 3.1 (Organization of the Company) Section 3.2 (Company

Capital Structure), Section 3.3 (Subsidiaries), Section 3.4 (Authority) and Section 3.12 (Tax Matters) shall survive the Closing and the Effective Time until 11:59 p.m., California time, on the date that is sixty (60) days after the expiration of the statutes of limitations (including extensions thereof) applicable to the matters referenced therein (except to the extent subject to a pending claim for indemnification set forth in a Claim Certificate delivered prior to such date, in which case such representation or warranty shall survive, with respect to such pending claim only, until such claim is resolved) (the representations and warranties referenced in the foregoing clause (ii) being referred to herein, collectively, as the “Specified Representations”). The applicable periods referenced in this Section 8.1 shall be referred to, collectively, as the “Expiration Date” and each applicable period as the “Applicable Expiration Date.” Notwithstanding any other provision in this Agreement, it is the express intention of the parties hereto that if the Applicable Expiration Date for an item as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the foregoing survival periods and Applicable Expiration Dates supersede any statute of limitations applicable to such representations and warranties and the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

(b) The representations and warranties of Parent and Merger Sub set forth in this Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement, shall not survive the Closing and the Effective Time.

(c) The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

8.2 Indemnification.

(a) From and after the Effective Time, the Company Securityholders (each, also an “Indemnifying Party”) shall severally and not jointly indemnify and hold harmless Parent and its directors, officers and other employees, Affiliates, agents and other representatives, including the Surviving Corporation (each, also an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against all claims, losses, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, Taxes, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (but excluding special, incidental or punitive damages, except to the extent such damages arise from any Third Party Claim) (hereinafter individually a “Loss” and collectively “Losses”) paid, suffered, incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with:

(i) (A) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement as of the date of this Agreement, and (B) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement, or in the certificates delivered by the Company pursuant to Section 7.2(r) and Section 7.2(s), as the case may be, as of the Closing Date as if such representations and warranties had been made at and as of the Closing (other than the representations and warranties of the Company as of a specified date, the inaccuracy, misrepresentation or breach of which shall be measured as of such date);

(ii) any failure by the Company to perform or comply with any covenant applicable to any of them contained in this Agreement or any certificates or other instruments required to be delivered pursuant to this Agreement;

(iii) any fraud or willful misrepresentation with respect to this Agreement or any certificates or other instruments required to be delivered pursuant to this Agreement on the part of the Company;

(iv) any Dissenting Share Payments;

(v) any Excess Third Party Expenses;

(vi) any understatement of Net Debt in the Net Debt Certificate (whether as a result of the overstatement of cash and cash equivalents, or the understatement of or failure to reflect any Company Indebtedness therein);

(vii) any Stockholder-Related Claim;

(viii) any inaccuracy in the Closing Date Spreadsheet, the Initial Escrow Release Spreadsheet, the Final Escrow Release Spreadsheet, the Initial Sales Tax Escrow Release Spreadsheet or the Final Sales Tax Escrow Release Spreadsheet;

(ix) (A) any Unpaid Pre-Closing Taxes and (B) any Taxes of the Company Securityholders attributable to a taxable period (or portion thereof) ending on or before the Closing Date for which Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries may be liable, including, for the avoidance of doubt, the Class A Taxes, in each case without duplication; and

(x) any Unpaid Sales Taxes.

(b) For the purpose of this Article VIII, when determining the amount of Losses paid, sustained, suffered, incurred or accrued as a result of, arising out of, or in connection with, as applicable (i) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty of an Indemnifying Party set forth in this Agreement or in any certificate delivered by an Indemnifying Party pursuant to Section 7.2(r), whether as of the date hereof or as of the Closing Date, or (ii) any breach or non-fulfillment of any covenant or other agreement of an Indemnifying Party set forth in this Agreement, but not when determining whether any inaccuracy, misrepresentation, breach or non-fulfillment has occurred with respect thereto, any Related Agreement or any certificates or other instruments required to be delivered pursuant to this Agreement, any representation, warranty, agreement or covenant given or made by an Indemnifying Party that is qualified in scope as to materiality or a “Company Material Adverse Effect” shall be deemed to be made or given without such materiality qualification or qualification as to a “Company Material Adverse Effect.”

(c) Nothing in the Agreement shall limit the right of any Indemnified Parties to pursue remedies under any Related Agreement against the parties thereto.

(d) All indemnification payments under this Section 8.2 (and/or any payments made with respect to this Agreement) shall be treated for all Tax purposes as adjustments to the Adjusted Merger Consideration, except to the extent required by applicable Law to be treated otherwise.

(e) The amount of any Loss payable by an Indemnifying Party hereunder shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Parties in respect of such Loss; provided, however, that this Section 8.2(e) shall not require any Indemnified Party to make any claim under any applicable insurance policies.

(f) Subject to Section 8.4(a), with respect to any indemnification claim made by an Indemnified Party under this Section 8.2, to the extent the amount of any such claim exceeds the amounts in the Escrow Fund available at such time to satisfy such claim, the liability of the Company Securityholders with respect to such claim shall be based on such Company Securityholder’s percentage of the aggregate consideration paid as of the date of final resolution of such claim, subject to the limitations of this Article VIII.

8.3 Indemnification Limitations.

(a) With respect to Section 8.2(a), (1) (x) in the case of any indemnification claim resulting from, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, any of the

Specified Representations (other than the representations and warranties set out in Section 3.12 (Tax Matters)), from and after the Effective Time, (y) in the case of any indemnification claim resulting from, arising out of or in connection with clause (iii), (v), (vi) or (viii) of Section 8.2(a), or (z) in the case of any indemnification claim resulting from, arising out of or in connection with clause (ii) of Section 8.2(a) (but only claims in respect of a willful failure by the Company or any of its Subsidiaries to perform or comply with any covenant applicable to any of them contained in this Agreement, any Related Agreements, or any certificates or other instruments required to be delivered pursuant to this Agreement), the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of the aggregate Adjusted Merger Consideration actually paid by Parent, (2) in the case of any indemnification claim resulting from, arising out of or in connection with (A) clause (ix) of Section 8.2(a) or (B) any inaccuracies or misrepresentations in, or breaches of, any of the representations and warranties set out in Section 3.12 (Tax Matters) (but expressly excluding any indemnification claim referenced in clause (1)(y) above or clause (3) below), the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of $22,230,000 (less the aggregate amount of any claims in respect of such matters made prior to the termination of the Escrow Period and satisfied out of the Base Escrow Amount), (3) in the case of any indemnification claim resulting from, arising out of or in connection with clause (x) of Section 8.2(a), the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties in excess of the Sales Tax Escrow Amount, or (4) in the case of indemnification for all other claims under Section 8.2(a), the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties in excess of any amounts then held in the Escrow Fund (excluding any remaining amount of the Securityholder Representative Expenses Reserve and the Sales Tax Escrow Amount).

(b) Except in the case of fraud or willful misrepresentation with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement on the part of an Indemnifying Party, from and after the Effective Time, the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties pursuant to clause (i), clause (ii) (but only in respect of non-willful failures by the Company or any of its Subsidiaries to perform or comply with any covenant applicable to any of them contained in this Agreement, any Related Agreements, or any certificates or other instruments required to be delivered pursuant to this Agreement), clause (iv) or clause (vii) of Section 8.2(a) (but specifically excluding clause (ii) (but only in respect of willful failures by the Company or any of its Subsidiaries to perform or comply with any covenant applicable to any of them contained in this Agreement, any Related Agreements, or any certificates or other instruments required to be delivered pursuant to this Agreement), clause (iii), clause (v), clause (vi), clause (viii), clause (ix) and clause (x), inclusive, of Section 8.2(a), and specifically excluding any indemnification claim resulting from, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, any of the Specified Representations) for any indemnification claim thereunder until the aggregate of all Losses claimed under Section 8.2(a)(i) exceeds $400,000 (at which point the Indemnifying Parties will be obligated to indemnify the Indemnified Parties against all Losses to the extent greater than $400,000, but not the initial $400,000 deductible amount).

(c) Except in the case of fraud or willful misrepresentation with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement on the part of an Indemnifying Party, from and after the Effective Time, the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties pursuant to clause (i) of Section 8.2(a) (but specifically excluding clause (ii) through clause (x), inclusive, of Section 8.2(a)) for any indemnification claim that is made after the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim; provided, however, that such indemnification obligations shall not terminate with respect to any item as to which any Indemnified Parties shall have, before the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim, previously made a bona fide claim by validly delivering a Claim Certificate of such indemnification claim pursuant to this Article VIII.

(d) Except in the case of fraud or willful misrepresentation with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement on the part of an Indemnifying Party, from and after the Effective Time, the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties pursuant to clause (ii) (subject to the proviso below) or clause (iv)

through clause (vii), inclusive, of Section 8.2(a) for any indemnification claim that is made after the Escrow Period; provided, however, that such indemnification obligations shall not terminate with respect to any item as to which any Indemnified Parties shall have, before such date, previously made a bona fide claim by validly delivering a Claim Certificate of such indemnification claim pursuant to this Article VIII; provided, further, however, that such indemnification obligations shall not terminate with respect to any indemnification claim pursuant to clause (ii) of Section 8.2(a) in respect of a willful failure by the Company or any of its Subsidiaries to perform or comply with any covenant applicable to any of them contained in this Agreement, any Related Agreements, or any certificates or other instruments required to be delivered pursuant to this Agreement.

(e) Except in the case of fraud or willful misrepresentation with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement on the part of an Indemnifying Party, from and after the Effective Time, the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties pursuant to clause (x) of Section 8.2(a) for any indemnification claim that is made after the eighteenth (18th) calendar month anniversary of the Closing Date; provided, however, that such indemnification obligations shall not terminate with respect to any item as to which any Indemnified Parties shall have, before such date, previously made a bona fide claim by validly delivering a Claim Certificate of such indemnification claim pursuant to this Article VIII.

8.4 No Other Indemnification Limitations.

(a) Notwithstanding anything to the contrary set forth in this Agreement, nothing herein shall limit the liability of an Indemnifying Party in respect of Losses arising out of any fraud or any willful misrepresentation with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement on the part of the Indemnifying Party.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Parties may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Parties had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(c) The parties hereby acknowledge and agree that their sole and exclusive remedy from and after the Effective Time for recovery of Losses arising out of or relating to the Agreement (other than claims of, or causes of action arising from, fraud or willful misrepresentation) shall be pursuant to the indemnification provisions set forth in this Article VIII; provided, however, that nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.

8.5 Indemnification Claims Procedures.

(a) With respect to Section 8.2(a), any Indemnified Parties may make an indemnification claim pursuant to Section 8.2(a) by delivering a certificate (a “Claim Certificate”) to the Securityholder Representative, with a copy to the Escrow Agent (if and to the extent that the Indemnified Parties are seeking recourse against the Escrow Fund), and to one or more Company Securityholders (if and to the extent that the Indemnified Parties are seeking recourse directly against any such Company Securityholders), (i) stating that such Indemnified Parties have paid, sustained, suffered, incurred or accrued (or reasonably anticipate that they will have to pay, sustain, suffer, incur, or accrue) Losses, and (ii) specifying in reasonable detail the Losses included in the amount so stated, if available, the date each such item was paid, sustained, suffered, incurred or accrued, if applicable, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent, Merger Sub, the Company and the Securityholder Representative hereby acknowledge and agree that (i) with respect to Losses that are recoverable under Section 8.2 (other than Losses that are recoverable under Section 8.2(a)(x)), until the earlier to occur of (x) the date on which no funds (other than any remaining portion of the Securityholder Representative Expenses Reserve and the Sales Tax Escrow Amount) remain available in the Escrow Fund and

(y) the termination of the Escrow Period, the Indemnified Parties shall first seek recourse from the Escrow Fund before seeking recourse directly against any Company Securityholder, and (ii) with respect to Losses that are recoverable under Section 8.2(a)(x), the Indemnified Parties’ sole recourse shall be from the Sales Tax Escrow Amount in the Escrow Fund. For the avoidance of doubt, the Securityholder Representative Expenses Reserve shall not be available to the Indemnified Parties for recovery of Losses under Section 8.2.

(b) Following its receipt of a Claim Certificate, the Securityholder Representative shall have fifteen (15) calendar days to object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to the Indemnified Parties submitting such Claim Certificate at the addresses of such Indemnified Parties set forth in such Claim Certificate, with a copy to the Escrow Agent (if and to the extent that the Indemnified Parties are seeking recourse against the Escrow Fund in connection with Section 8.2(a)). In the event that the Securityholder Representative shall fail to object, pursuant to this Section 8.5(b), to any item or amount set forth in an Claim Certificate within the foregoing fifteen (15) calendar day period, the Securityholder Representative shall be deemed to have irrevocably agreed and consented to each such item or amount. With respect to claims against the Escrow Fund, upon the expiration of such fifteen (15) day calendar day period, the Escrow Agent shall promptly release from the Escrow Fund and deliver to any Indemnified Parties that have previously delivered the Claim Certificate only an amount of cash equal to any item(s) and amount(s) that the Indemnifying Party is deemed to have accepted pursuant to this Section 8.5(b); provided, that in no event shall the amount released from the Escrow Fund pursuant to this Section 8.5(b) result in the amounts in the Escrow Fund being less than the remaining Securityholder Representative Expenses Reserve.

(c) In the event that the Securityholder Representative shall object, pursuant to Section 8.5(b), to any item(s) or amount(s) set forth in any Claim Certificate, the Securityholder Representative and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Representative and the Indemnified Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parent and the Securityholder Representative, and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms hereof.

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Objection Notice, either the Securityholder Representative or the Indemnified Parties may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Securityholder Representative and the Indemnified Parties. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, the Securityholder Representative and the Indemnified Parties cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty (30) calendar-day period, the Securityholder Representative and the Indemnified Parties shall each select one (1) arbitrator. The two (2) arbitrators so selected shall select a third arbitrator, who shall have relevant industry experience, to conduct the arbitration.

(e) Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Claim Certificate shall be final, binding, and conclusive upon the Indemnifying Party or Parties and the Indemnified Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). With respect to claims against the Escrow Fund, the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund (excluding any remaining amount of the Securityholder Representative Expenses Reserve) in accordance with, the terms of such award, judgment, decree or order as applicable. Within fifteen (15) calendar days or, in the event that a payment is required exceeding the remaining amount of the Escrow Fund (excluding any remaining amount of the Securityholder Representative Expenses Reserve), promptly, after a decision of the arbitrator(s) requiring payment by one (1) party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund with respect to Section 8.2(a); provided, that in no event shall the amount released from the Escrow Fund pursuant to this Section 8.5(e) result in the amounts in the Escrow Fund being less than the remaining Securityholder Representative Expenses Reserve.

(f) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(g) The foregoing arbitration provisions shall apply to any dispute among the Securityholder Representative and the Indemnified Parties under this Article VIII.

8.6 Third-Party Claims.

(a) In the event that any Indemnified Parties become aware of a third party claim (a “Third Party Claim”) which such Indemnified Parties reasonably believe may result in an indemnification claim pursuant to this Article VIII, the Securityholder Representative (on behalf of the Indemnifying Parties) will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Securityholder Representative. Should the Securityholder Representative so elect to assume the defense of a Third Party Claim, the Securityholder Representative will not be liable to the Indemnified Parties for legal fees and expenses subsequently incurred by the Indemnified Parties in connection with the defense thereof. If the Securityholder Representative assumes such defense, the Indemnified Parties shall have the right to participate in the defense thereof and, at their own expense, to employ counsel reasonably acceptable to the Securityholder Representative, separate from the counsel employed by the Securityholder Representative, it being understood that the Securityholder Representative shall control such defense. If there is a Third Party Claim that, if adversely determined, would give rise to a right of recovery for Losses hereunder, then any amounts incurred by the Indemnified Person in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. The Company Securityholders shall be liable for the fees and expenses of counsel employed by the Indemnified Parties for any period during which the Securityholder Representative has not assumed the defense thereof. If the Securityholder Representative chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Securityholder Representative’s request) the provision to the Securityholder Representative of records and information which are reasonably relevant to such Third Party Claim, and making officers, directors, employees and agents of the Indemnified Parties available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the Securityholder Representative.

(b) Notwithstanding the foregoing, in the event a Third Party Claim is made against an Indemnified Party as to which such Indemnified Party is entitled to seek indemnification hereunder and such Third Party Claim involves a claim (i) that, in the reasonable judgment of Parent, could materially adversely affect the Company in any respect, (ii) that, in the reasonable judgment of Parent, could result in Losses in excess of the amounts then remaining in the Escrow Fund available to satisfy such Losses, (iii) relating to, or otherwise in connection with Company Business Intellectual Property, or (iv) involving criminal liability or in which equitable relief is sought against any Indemnified Party, then in each such case the Indemnifying Party may not elect to retain the defense of such Third Party Claim (or, if such Third Party Claim was previously assumed by the Securityholder Representative, the Securityholder Representative shall immediately relinquish control thereof to the Indemnified Party), and the Indemnified Party will be entitled to be reimbursed by the Indemnifying Parties for its Losses incurred in such defense (including, without limitation, reasonable attorneys fees), such expenditures to be reimbursed promptly after submission of invoices therefor, subject to the limitations set forth in this Article VIII.

(c) Whether or not the Securityholder Representative shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Securityholder Representative’s prior written consent (which consent shall not be unreasonably withheld or delayed). The Securityholder Representative shall not admit any liability with respect to, or settle, compromise or discharge any Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Securityholder Representative may recommend and that by its terms obligates the Company Securityholders to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Parties completely in connection with such Third Party Claim, and which does not otherwise have any adverse effect on any Indemnified Party.

8.7 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the Indemnified Parties under Section 8.2(a), at the Effective Time, Parent shall deposit with the Escrow Agent the Base Escrow Amount, the Sales Tax Escrow Amount and the Securityholder Representative Expenses Reserve, such deposit to constitute an escrow fund to be governed by the terms set forth herein. The Base Escrow Amount (plus any interest paid on such Base Escrow Amount) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under Section 8.2(a). The Sales Tax Escrow Amount (plus any interest paid on such Sales Tax Escrow Amount) shall be exclusively available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under Section 8.2(a)(x). The Securityholder Representative Expenses Reserve shall be used to pay the Securityholder Representative Expenses and Advisory Committee Expenses in accordance with Section 8.8(b). The Base Escrow Amount (plus any interest paid on such Base Escrow Amount), the Sales Tax Escrow Amount (plus any interest paid on such Sales Tax Escrow Amount) and the Securityholder Representative Expenses Reserve (plus any interest paid on such Securityholder Representative Expenses Reserve) are collectively referred to herein as the “Escrow Fund”. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Distribution of Escrow Fund.

(i) Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m., California time, on the seventh day following the termination of the Escrow Period, and the Escrow Agent shall distribute the portion of the Escrow Fund relating to the Base Escrow Amount to the Company Stockholders (and to the former holders of Company Warrants who have executed Warrant Termination Agreements) following such termination in accordance with the Initial Escrow Release Spreadsheet (such distribution, the “Initial Escrow Distribution”); provided, however, that the Escrow Fund shall not terminate (i) with respect to any amount in respect of any unsatisfied claims specified in any Claims Certificate in connection with Section 8.2(a) (“Unresolved Claims”) delivered prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the Expiration Date,

(ii) with respect to the Sales Tax Escrow Amount, or (iii) with respect to the Securityholder Representative Expenses Reserve, and any such amounts shall not be distributed to the Company Securityholders at such time. As soon as all Unresolved Claims have been resolved after the Escrow Period termination date, the Escrow Agent shall deliver the remaining portion of the Escrow Fund (including any remaining portion of the Securityholder Representative Expenses Reserve, but excluding any remaining portion of the Sales Tax Escrow Amount), if any, not required to satisfy such Unresolved Claims, (i) first, to the Securityholder Representative for any Representative Losses and Advisory Committee Expenses that have not previously been paid to the Securityholder Representative, and (ii) second, to the Company Stockholders (and the former holders of Company Warrants who have executed Warrant Termination Agreements) (such distribution to the Company Stockholders and former holders of Company Warrants, the “Final Escrow Distribution”, and the date of the Final Escrow Distribution, the “Final Escrow Distribution Date”), in accordance with the Final Escrow Release Spreadsheet.

(ii) No portion of the Escrow Fund relating to the Sales Tax Escrow Amount shall be released or delivered to a Company Stockholder or former holder of Company Warrants until the earlier of (x) the eighteen (18) calendar month anniversary of the Closing Date, and (y) resolution, in a manner satisfactory to Parent and determined in Parent’s sole discretion, of all issues in respect of Unpaid Sales Taxes (written notice of such resolution to be delivered to the Securityholder Representative, with a copy to the Escrow Agent) (the “Sales Tax Escrow Termination Date”), and the Escrow Agent shall distribute any remaining portion of the Escrow Fund relating to the Sales Tax Escrow Amount to the Company Stockholders (and to the former holders of Company Warrants who have executed Warrant Termination Agreements) following such termination in accordance with the Initial Sales Tax Escrow Release Spreadsheet (such distribution to the Company Stockholders and former holders of Company Warrants, the “Initial Sales Tax Escrow Distribution”); provided, however, that the Escrow Fund in respect of the Sales Tax Escrow Amount shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Claims Certificate in connection with Section 8.2(a)(x) (“Unresolved Sales Tax Claims”) delivered prior to the Sales Tax Escrow Termination Date with respect to facts and circumstances existing prior to the Sales Tax Escrow Termination Date. As soon as all Unresolved Sales Tax Claims have been resolved after the Sales Tax Escrow Termination Date, the Escrow Agent shall deliver the remaining portion of the Sales Tax Escrow Amount, if any, not required to satisfy such Unresolved Sales Tax Claims to the Company Stockholders (and the former holders of Company Warrants who have executed Warrant Termination Agreements) (such distribution to the Company Stockholders and former holders of Company Warrants, the “Final Sales Tax Escrow Distribution”, and the date of the Final Sales Tax Escrow Distribution, the “Final Sales Tax Escrow Distribution Date”), in accordance with the Final Sales Tax Escrow Release Spreadsheet.

(iii) Notwithstanding anything to the contrary contained herein, the Escrow Agent shall be entitled to deduct and withhold from any portion of the Escrow Fund payable pursuant to this Agreement to any former holder of Company Capital Stock or Company Warrants such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax Law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid. The parties hereto agree that the Securityholder Representative Expenses Reserve shall be treated for Tax purposes as owned by the Company Securityholders. The Escrow Agent shall withhold from any distribution of the Securityholder Representative Expenses Reserve any Taxes it determines may be required by any Law in effect at the time of such distribution. Parent shall instruct its paying agent to transmit to the Escrow Agent, after receipt thereof by the paying agent, the wiring instructions or delivery address for payment, as applicable, for each Company Securityholder from which the paying agent receives such information. Unless otherwise directed by the Securityholder Representative, the Escrow Agent shall make distributions to Company Securityholders under this Escrow Agreement in the same form and in accordance with the same wiring instructions or delivery address, as applicable, previously delivered to the Escrow Agent by the Company’s paying agent.

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII and Section 2.10 hereof.

(ii) The Base Escrow Amount, the Sales Tax Escrow Amount and the Securityholder Representative Expenses Reserve shall be invested in the U.S. Bank Money Market Savings Account. The parties hereto acknowledge that the U. S. Bank Money Market account is a U. S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit with U.S. Bank. U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates currently offered on the accounts are determined at U.S. Bank’s discretion and may be tiered by customer deposit amount. The owner of the accounts is U.S. Bank as Escrow Agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. Each customer’s deposit is insured by the Federal Deposit Insurance Corporation as determined under FDIC Regulations, up to applicable FDIC limits. Any and all interest earned on the Base Escrow Amount, the Sales Tax Escrow Amount and the Securityholder Representative Expenses Reserve after the deposit shall be added to the Escrow Fund and shall become a part thereof and available for satisfaction of claims. The Escrow Agent shall thereafter hold, maintain and utilize the Escrow Fund pursuant to the terms and conditions of this Agreement. Pursuant to Proposed Treasury Regulations Section 1.468B-8, for tax reporting and withholding purposes the Base Escrow Amount and the Sales Tax Escrow Amount shall be treated as a contingent at closing escrow owned by Parent, any interest or other income earned on the Base Escrow Amount and the Sales Tax Escrow Amount shall be reported as earned by Parent, and Parent shall be liable and responsible for any Taxes due with respect to such income. The Escrow Agent is hereby instructed to distribute from the Base Escrow Amount and the Sales Tax Escrow Amount 40% of such income to Parent within thirty (30) days of reporting such income earned on the Base Escrow Amount and the Sales Tax Escrow Amount and reported to the IRS as taxable income to Parent (which reporting shall be requested by Parent in writing). Each Company Securityholder shall provide any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar form requested by the Escrow Agent.

(d) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are jointly signed by an officer of Parent and the Securityholder Representative (except with respect to the Securityholder Representative Expenses Reserve, the written escrow instructions for which shall be signed by the Securityholder Representative and shall not require the signature of an officer of Parent), and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith. The Escrow Agent shall provide monthly reports of the balance of the Securityholder Representative Expenses Reserve to the Securityholder Representative only and to no other party, and shall not disclose the remaining balance of, or the nature of or amounts of disbursement requests by the Securityholder Representative from, the Securityholder Representative Expenses Reserve. Notwithstanding anything else in this Agreement to the contrary, the Securityholder Representative shall be entitled to direct the Escrow Agent to release funds from the Securityholder Representative Expenses Reserve to the Securityholder Representative, or to such other third party directly, as the Securityholder Representative directs without the requirement of the consent or participation of Parent.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of Law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and joint written instructions of Parent and the Securityholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Base Escrow Amount and the Sales Tax Escrow Amount held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Securityholder Representative (solely on behalf of the Company Securityholders and in its capacity as the Securityholder Representative, not in its individual capacity); provided, however, that in the event the Securityholder Representative fails to timely pay (or cause to be paid) the Company Securityholders’ portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such portion of the Agent Interpleader Expenses and recover an amount equal thereto from the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) Parent, Merger Sub and the Company, and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this

Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Securityholder Representative (solely on behalf of the Company Securityholders and in its capacity as the Securityholder Representative, not in its individual capacity); provided, however, that in the event the Securityholder Representative fails to timely pay (or cause to be paid) the Company Securityholders’ portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such portion of the Agent Indemnification Expenses and recover an amount equal thereto from the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least 30 days written notice to Parent and the Securityholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent by Parent, subject to the consent of the Securityholder Representative, such consent not to be unreasonably withheld or delayed. The successor escrow agent shall execute and deliver an instrument accepting such appointment and the rights and obligations of the Escrow Agent under this Agreement, and it shall, without further acts, be vested with all the estates, properties, rights, powers, duties and obligations of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(e) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid out of the Escrow Fund in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been jointly requested by an officer of Parent and the Securityholder Representative, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(f) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

8.8 Securityholder Representative.

(a) By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each of the Company Securityholders shall be deemed to have approved the designation of, and hereby designates, Shareholder Representative Services LLC as the Securityholder Representative under the terms set forth herein, and as its agent and attorney-in-fact to give and receive notices and communications, to authorize payment to any Indemnified Parties from the Escrow Fund in satisfaction of claims by such Indemnified Parties pursuant to Section 8.2(a), to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Parties against any Company Securityholder or by any such Company Securityholder against any Indemnified Parties or any dispute between any Indemnified Parties and any such Company Securityholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the Securityholder Representative’s responsibilities under this Agreement and to otherwise effectuate the transactions contemplated hereby. The

Securityholder Representative may be removed by written consent of the holders of a majority of the Company Capital Stock immediately prior to the Effective Time agreeing to such removal and to the identity of the substituted agent. If the Securityholder Representative shall die, become disabled, resign or otherwise be unable to fulfill its responsibilities hereunder, the Company Securityholders shall (by consent of the holders of a majority of Company Capital Stock immediately prior to the Effective Time), within ten (10) days after such death, disability, resignation or inability, appoint a successor to the Securityholder Representative and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the former Securityholder Representative as the Securityholder Representative hereunder. If for any reason there is no Securityholder Representative at any time, all references herein to the Securityholder Representative shall be deemed to refer to the Company Securityholders. Notwithstanding the foregoing, a vacancy in the position of Securityholder Representative may be filled by the holders of a majority of the Company Capital Stock immediately prior to the Effective Time. No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall not receive any compensation for its services other than pursuant to the terms of the Securityholder Representative Agreement entered into between Shareholder Representative Services LLC, the Company and certain of the Company Securityholders on or about the date hereof. After the Effective Time, notices or communications to or from the Securityholder Representative shall constitute notice to or from the Company Securityholders.

(b) The Securityholder Representative shall not be liable for any act done or omitted hereunder as Securityholder Representative, except in the case of gross negligence or willful misconduct. The Company Securityholders shall indemnify, defend and hold harmless the Securityholder Representative and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) (collectively, “Representative Losses”) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Securityholder Representative pursuant to the terms of this Agreement, in each case as such Representative Loss is incurred or suffered; provided, that to the extent it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss attributable to such gross negligence or willful misconduct. The members of the advisory committee to the Securityholder Representative (the “Advisory Committee”) shall not be liable for any act done or omitted hereunder by the members of the Advisory Committee while acting in good faith and in the exercise of reasonable judgment. The Company Securityholders shall indemnify the members of the Advisory Committee (solely in their individual roles as members of the Advisory Committee and not in their roles as Company Securityholders) and hold the members of the Advisory Committee harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the members of the Advisory Committee and arising out of or in connection with the acceptance or administration of the Advisory Committee’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the members of the Advisory Committee (“Advisory Committee Expenses”). If not paid directly to the Securityholder Representative by the Company Securityholders, any Representative Losses or Advisory Committee Expenses may be recovered by the Securityholder Representative from the Securityholder Representative Expenses Reserve; provided, that while this section allows the Securityholder Representative to be paid from the Securityholder Representative Expenses Reserve, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. Prior to any distribution from the Escrow Fund, the Securityholder Representative shall deliver to the Escrow Agent a certificate setting forth the Representative Losses and/or Advisory Committee Expenses actually incurred. A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4, shall constitute a decision of the Company Securityholders and shall be final, binding and conclusive upon the Company Securityholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Company Securityholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Representative.

(c) Following the delivery of a Claim Certificate, the Securityholder Representative and its representatives and agents shall be given such access (including electronic access, to the extent available) as they may reasonably request to the books and records of the Surviving Corporation for the purpose of resolving any disputes or responding to any matters or inquiries raised in such Claim Notice.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual agreement of Parent and the Company;

(b) by Parent if the Required Stockholder Approval is not obtained within eight (8) hours after the execution of this Agreement;

(c) by Parent or the Company, if the Closing Date shall not have occurred by June 30, 2011 (which date may be extended to July 31, 2011, by Parent, in its sole and absolute discretion, if the Merger would have been consummated by such date if not for a material breach of this Agreement by the Company); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes material breach of this Agreement;

(d) by Parent or the Company, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered, or threatens to enact, issue, promulgate, enforce or enter any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(e) by Parent, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, that would constitute an Action of Divestiture;

(f) by Parent, if there shall have occurred any event or condition of any kind or character that has had, or could reasonably be expected to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect;

(g) by Parent, if there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) hereof would not be satisfied, and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(h) by the Company, if there has been a breach of any representation, warranty, covenant or agreement of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 7.3(a) hereof would not be satisfied, and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or any of their respective directors, officers or other employees, or stockholders, if applicable; provided, however, that each of Parent, Merger Sub and the Company shall remain liable for any breaches of this Agreement that occurred prior to its termination; and provided further, however, that, the provisions of Section 6.4 hereof (Confidentiality), Section 6.5 hereof (Public Disclosure), Section 6.13 hereof (Expense) and Article X hereof (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 10.3, the Company Securityholders agree that any amendment of this Agreement signed by the Securityholder Representative shall be binding upon and effective against the Company Securityholders whether or not they have signed such amendment.

9.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company and the Securityholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Company Securityholders agree that any extension or waiver signed by the Securityholder Representative shall be binding upon and effective against all Company Securityholders whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	If to Parent or Merger Sub, to:

Align Technology, Inc.

2560 Orchard Parkway

San Jose, CA 95131

Attention: Roger George, Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary

Facsimile No.: (408) 470-1024

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Chris F. Fennell

                    Robert T. Ishii

Facsimile No.: (650) 493-6811

and with a copy to (which shall not constitute notice):

Yigal Arnon & Co.

22 Rivlin Street

Jerusalem 94263 Israel

Attn: Barry Levenfeld, Adv.

Facsimile No.: (972-2) 623-9236

(b)	If to the Company (prior to the Closing), to:

Cadent Holdings, Inc.

640 Gotham Parkway

Carlstadt, New Jersey 07072

Attention: Chief Executive Office

Facsimile No.: (775) 242-5271

with a copy to (which shall not constitute notice):

Morrison Cohen LLP

909 Third Avenue

New York, New York 10022

Attention: Perry A. Pappas

Facsimile No.: (212) 735-8708

(c)	If to the Securityholder Representative, to:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attention: Managing Director

Email: deals@shareholderrep.com

Facsimile No.: (415) 962-4147

with a copy to (which shall not constitute notice):

Morrison Cohen LLP

909 Third Avenue

New York, New York 10022

Attention: Perry A. Pappas

Facsimile No.: (212) 735-8708

If to the Escrow Agent, to:

U.S. Bank National Association

Corporate Trust, PD-WA-T7CT

1420 5th Avenue, 7th Floor

Seattle, Washington 98101

Attention: Debby Wight

Facsimile No.: (206) 344-4632

with a copy to:

U.S. Bank National Association

Corporate Trust Services

60 Livingston Avenue

EP-MN-W35T

St. Paul, Minnesota 55107

Attention: Susan Selmer

Facsimile No.: (651) 495-8087

10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

10.4 No Third Party Beneficiaries. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, other than the Indemnified Parties and, with respect to Section 6.20 only, the Company Indemnified Persons.

10.5 Assignment. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates provided that Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.9 Consent to Jurisdiction. Subject to the terms of Section 8.5 hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of a federal claim as to which federal courts have exclusive jurisdiction, the Federal Court of the United States of America) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to the terms of Section 8.5 hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

10.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent and the Securityholder Representative have executed, or caused this Agreement to be executed, all as of the date first written above.

ALIGN TECHNOLOGY, INC.

By:	/s/ Thomas M. Prescott
Name:	Thomas M. Prescott
Title:	President and Chief Executive Officer

BLISS ACQUISITION CORPORATION

By:	/s/ Thomas M. Prescott
Name:	Thomas M. Prescott
Title:	President

CADENT HOLDINGS, INC.

By:	/s/ Timothy A. Mack
Name:	Timothy A. Mack
Title:	President and Chief Executive Officer

ESCROW AGENT U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Debby R. Wight
Name:	Debby R. Wight
Title:	Vice President

SECURITYHOLDER REPRESENTATIVE SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Securityholder Representative

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Title:	Managing Director

AGREEMENT AND PLAN OF MERGER